        SECTION 5.  SECURITY AND GUARANTIES.

        As security for the full and timely payment and performance of the Lender Debt, whether now existing or hereafter arising:

          5.1. PLEDGE AGREEMENTS. (a) Each Credit Party shall (to the extent of its interest therein) duly execute and deliver to the Administrative Agent one or more pledge agreements, substantially in the form of Exhibit 5.1(a)-1 hereto (in the case where the interest being pledged constitutes the capital stock of a corporation) or 5.1(a)-2 hereto in the case where the interest being pledged constitutes a partnership interest) hereto (each as amended, supplemented or otherwise modified from time to time in accordance with its terms, a "Pledge Agreement"), covering, to the extent of its interest therein,
(i) all capital stock or partnership interests of each Credit Party (other than Ames), now or hereafter issued, (ii) all capital stock or partnership interests of all present and future Subsidiaries of each Credit Party, now or hereafter issued and (iii) all proceeds thereof, pursuant to which the Credit Parties shall grant to the Administrative Agent for the benefit of the Agents and the ratable benefit of the Lenders a valid, perfected and enforceable (subject to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by general equity principles) first priority Lien on all of the foregoing, together with certificates representing the equity interests or capital stock referred to therein (to the extent, with respect to Ames Stores, that such certificates exist), accompanied by undated stock powers or assignments thereof executed in blank.

        (b) Each Borrower shall duly execute and deliver to the Administrative Agent one or more pledge agreements substantially in the form of Exhibit 5.1(b) hereto (each as amended, supplemented or otherwise modified from time to time in accordance with its terms, a "Note Pledge Agreement"), covering the Intercompany Notes and all collateral security therefor held by such Borrower and all other promissory notes now or hereafter owned by such Borrower evidencing Indebtedness owed by Ames to such Borrower, and all proceeds thereof, pursuant to which such Borrower shall grant to the Administrative Agent for the benefit of the Agents and the ratable benefit of the Lenders a valid, perfected and enforceable (subject to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by general equity principles) first priority Lien on all of the foregoing, and shall deliver to the Administrative Agent the originals of the Intercompany Notes and such other promissory notes, in each case, duly endorsed to the order of the Administrative Agent.

          5.2 SECURITY AGREEMENT - TRADEMARK, PATENT AND COPYRIGHT. Each of the Credit Parties shall duly execute and deliver to the Administrative Agent one or more security agreements, substantially in the form of Exhibit 5.2 hereto, covering the trademarks, patents and copyrights of such Credit Party (each as amended, supplemented or otherwise modified from time to time in accordance with its terms, a "Trademark, Patent and Copyright Security Agreement"), now owned and hereafter acquired, together with notices of trademarks, patents and copyrights and other similar documents in form suitable for filing with the United States Patent and Trademark Office, the United States Copyright Office or any other applicable governmental office or agency, as the case may be, and one or more special powers of attorney and all other supplementary notices and instruments requested by the Administrative Agent in connection therewith.

           5.3 SECURITY AGREEMENTS. (a) Each of the Credit Parties shall duly execute and deliver to the Administrative Agent one or more security agreements, pledge agreements or assignments, substantially in the form of Exhibit 5.3(a) hereto (each, as amended, supplemented or modified from time to time in accordance with its terms, a "Security Agreement", and, together with the Pledge Agreements, the Note Pledge Agreements, the Mortgages, the Trademark, Patent and Copyright Security Agreements, the Blocked Account Agreements, the Concentration Account Agreements and any other agreement, now existing or hereafter created providing collateral security for the payment or performance of any Lender Debt, in each case, as amended, modified or supplemented from time to time, collectively referred to as the "Security Documents"), and all amendments and consents of third parties deemed necessary or desirable by the Administrative Agent to permit the effective granting of the Liens created in such security agreements in respect of each property subject to a Lease (including, without limitation, each property subject to the Master Sublease or third party mortgage) and any Lien Waiver Certificates and assignments, as may be required by any Agent to grant to the Administrative Agent for the benefit of the Agents and the ratable benefit of the Lenders a valid, perfected and enforceable (subject to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by general equity principles) first priority Lien on all personal property and assets of such Credit Party (including, without limitation, all rights of any Borrower under any Intercompany Security Agreement, but excluding any personal property or other assets listed in Schedule 5.3 hereto, it being understood that the Collateral shall not include any personal property listed in Schedule 5.3 hereto or other assets listed in
Schedule 5.3 hereto) subject only to Liens specifically permitted under Section 10.2 hereof, now owned or hereafter acquired, tangible and intangible, including, without limitation, all cash, securities (whether or not marketable), instruments (whether or not negotiable), inventory, machinery, equipment, fixtures, accounts, accounts receivable, general intangibles (including, without limitation, pension reversions, income tax refunds, patents, trademarks, trade names, copyrights, license agreements, know-how and other intellectual property), chattel paper, letters of credit, deposit accounts and insurance policies, and all proceeds of every kind and nature of the foregoing, together with:

              (A) evidence of the completion of all recordings and filings of or with respect to the Security Documents that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby,

              (B) evidence of the insurance required by the terms of any Security Document or this Agreement,

              (C) copies of each assigned agreement identified in any Security Document, together with a consent to such assignment in form and substance reasonably satisfactory to the Administrative Agent, duly executed by each party to such assigned agreements, and

              (D)  evidence that all other action that the
    Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens created by the Security Documents (and the priority of such Liens required hereunder) has been taken.

         (b) The Administrative Agent shall have received (unless otherwise consented to in writing by the Administrative Agent):

              (A) acknowledgment copies or stamped receipt copies of proper financing statements, duly filed on or before the day of the initial borrowing hereunder under the UCC of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens created by the Security Documents, covering the collateral described in the Security Documents, and

              (B) completed requests for information, dated on or before the date of the initial borrowing hereunder, listing the financing statements referred to in clause (A) above and all other effective financing statements filed in the jurisdictions referred to in clause (A) above that name any Credit Party as debtor, together with copies of such other financing statements.

           5.4. REAL PROPERTY; MORTGAGES; TITLE INSURANCE. (a) To the extent requested by the Administrative Agent:

         (i) each Credit Party shall duly execute and deliver to the Administrative Agent mortgages or deeds of trust (each such mortgage or deed of trust, as it may be amended, modified or supplemented from time to time in accordance with its terms, a "Mortgage") in respect of real property listed in Schedule 5.4 hereto that is owned by such Credit Party so as to create in the Administrative Agent's favor, for the benefit of the Agents and the ratable benefit of the Lenders, upon recordation thereof, a valid, perfected and enforceable (subject to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by general equity principles) first priority Lien on the real property and improvements described therein (subject only to Liens specifically permitted under Section 10.2 hereof), such Mortgages to be in form, scope and substance satisfactory to the Administrative Agent and the Lenders;

           (ii) each Credit Party shall cause the Mortgages executed and delivered by it to be duly recorded in the appropriate recording office or offices and shall pay all fees and taxes payable in connection therewith.

         (b) Each Credit Party shall cause to be executed and delivered to the Administrative Agent such amendments to the Master Sublease, such consents of third parties to the Mortgages executed and delivered by it, and such non-disturbance agreements, estoppel certificates and waivers as the Administrative Agent shall reasonably request (in each case in form and substance satisfactory to the Administrative Agent). The appropriate Credit Parties shall execute and deliver to the Administrative Agent a collateral assignment of the Master Sublease (which assignment shall constitute a Security Document), in form, scope and substance satisfactory to the Administrative Agent and the Lenders.

         (c) Each Credit Party shall furnish to the Administrative Agent, in sufficient copies for each Lender, for the benefit of the Administrative Agent and the Lenders, at such Credit Party's expense, one or more policies of mortgagee title insurance, in form, substance and amount satisfactory to the Administrative Agent and the Lenders, insuring that each of the Mortgages executed and delivered by it pursuant to Section 5.4(a) hereof is a valid and perfected first priority Lien in favor of the Administrative Agent for the benefit of the Agents and the ratable benefit of the Lenders on the fee interest of such Credit Party (subject only to Liens specifically permitted under Section 10.2 hereof), in real property and improvements described therein, and that such Credit Party has good and marketable title thereto (subject to customary exceptions), issued by a title insurance company reasonably satisfactory to the Agents, together with satisfactory evidence that all title insurance premiums have been fully paid. If requested by the Administrative Agent or any Lender, each Credit Party shall furnish to the Administrative Agent, in sufficient copies for each Lender, certified surveys of real property to be subject to any Mortgage to be executed and delivered by it on or prior to the Closing Date and such other certificates and documents as the any Agent may reasonably request. In addition, the Borrowers shall and shall cause each of the Credit Parties to provide to each Lender with respect to any real property subject to a Mortgage on or prior to the taking of such Mortgage such appraisals of such real property as shall be required under applicable law, including without limitation FIRREA; it being understood that no such appraisals shall be required with respect to any real property that is subject to a Mortgage on the Closing Date.

           5.5. ADDITIONAL COLLATERAL. Each Credit Party acknowledges that it is its intention to provide the Administrative Agent for the benefit of the Agents and the ratable benefit of the Lenders with a Lien on all its property (personal, real and mixed), whether now owned or hereafter acquired (other than any property listed in Schedule 5.3 hereto), subject only to Liens permitted hereunder. Without limitation of Section 5.4 hereof, each Credit Party shall from time to time promptly notify the Administrative Agent of the acquisition by it of any material property in which the Administrative Agent does not then hold a perfected Lien (including, without limitation, any real property with a value (based on the greater of cost and fair market value) in excess of $500,000), or the creation or existence of any such property, and such person shall, upon request by the Administrative Agent, promptly execute and deliver to the Administrative Agent or cause to be executed and delivered to the Administrative Agent pledge agreements, security agreements, mortgages or other like agreements with respect to such property, together with such other documents, certificates, title insurance, surveys, consents of third parties, opinions of counsel and the like as the Administrative Agent shall reasonably request in connection therewith, in form and substance satisfactory to the Administrative Agent and the Lenders, such that the Administrative Agent shall receive valid and perfected first priority Liens (subject only to Liens specifically permitted under Section 10.2 hereof) on all such property for the benefit of the Agents and the ratable benefit of the Lenders.

           5.6. FILING AND RECORDING. (a) The Credit Parties shall, at their cost and expense, cause all instruments and documents given as security pursuant to this Agreement to be duly recorded and/or filed or otherwise perfected in all places necessary, in the opinion of the Agents and the Lenders, to perfect and protect the Lien of the Administrative Agent in the property covered thereby.

         (b) Each of the Credit Parties hereby authorizes the Administrative Agent to file one or more financing statements (including, without limitation, assignments of UCC financing statements) or continuation statements or amendments thereto or assignments thereof in respect of any Lien created pursuant to this Agreement and the Security Documents which may at any time be required or which, in the opinion of the Agents, may at any time be desirable without the signature of such Credit Party where permitted by law.

         (c) In the event that any re-recording or refiling of any financing statement (or the filing of any statements of continuation or amendment or assignment of any financing statement) is required to protect and preserve such Lien, the Credit Parties shall, at their cost and expense, cause the same to be recorded and/or refiled at the time and in the manner requested by the Administrative Agent.

           5.7 INTERPRETATION OF SECURITY DOCUMENTS. In the case of any conflict between the terms and provisions of a Security Document and this Agreement, the terms and provisions of this Agreement shall control, unless the terms of such Security Document expressly provide otherwise.

           5.8 GUARANTIES. (a) Each Credit Party shall execute and deliver to the Administrative Agent a guaranty, substantially in the form of Exhibit 5.8 hereto, of all present and future Lender Debt.

         (b) Upon the formation, after the Closing Date, of any Subsidiary of any Credit Party such Subsidiary shall execute and deliver to the Administrative Agent a guaranty, substantially in the form of Exhibit 5.8 hereto (modified in form and substance satisfactory to each Agent to remove references to any existing Credit Party as a party thereto), of all then existing or thereafter incurred Lender Debt (or in the sole discretion of the Agents, an amendment, in form and substance satisfactory to each Agent, to any guaranty executed and delivered pursuant to Section 5.8(a) above to add such Subsidiary as a guarantor thereunder) and such other Security Documents and related documents, instruments and certificates, in form and substance satisfactory to the

Administrative Agent, as the Administrative Agent shall request in order to grant to the Administrative Agent for the benefit of the Agents and the ratable benefit of the Lenders a valid, perfected and enforceable first priority Lien on all assets of such Subsidiary. Nothing contained in this Section 5.8 shall permit any Credit Party or any Subsidiary thereof to form any Subsidiary which is otherwise prohibited by this Agreement.

           5.9 RELEASE OF REAL ESTATE AND EQUIPMENT UPON ISSUANCE OF $30,000,000 OF ACCEPTABLE SUBORDINATED DEBT. (a) The Administrative Agent, upon receipt of a written request by the Borrowers made contemporaneously with or at any time after receipt by one or more Credit Parties of at least $30,000,000 as the gross cash proceeds from the issuance of Acceptable Subordinated Debt, shall, upon receipt of the net cash proceeds of such issuance for application to the Lender Debt as provided herein or the provision of Letter of Credit Cash Collateral, release its Lien on all real property (other than the Master Sublease) and Equipment (other than any computer data processing hardware or other Equipment (including, without limitation, any point-of-sale equipment) that is used to store, generate or maintain any computer record, disks, tapes and other media relating to Inventory, Inventory control systems or Accounts) of the Credit Parties. The Administrative Agent shall, at the Borrowers' expense, execute and deliver UCC-3 partial releases and/or termination statements, satisfactions of mortgage and/or such other documents and instruments as the applicable Credit Parties may reasonably request to evidence such release.

         (b) From and after the receipt by one or more Borrowers of at least $30,000,000 as the gross cash proceeds from the issuance of Acceptable Subordinated Debt and the receipt by the Administrative Agent of the net cash proceeds of such issuance (as described in paragraph (a) of this Section 5.9), any provisions of the Loan Documents requiring any Credit Party to grant to the Administrative Agent a Lien on such Credit Party's assets shall be deemed not to apply to such Credit Party's real property (other than the Master Sublease) and Equipment (other than any computer data processing hardware or other Equipment (including, without limitation, any point-of-sale equipment) that is used to store, generate or maintain any computer record, disks, tapes and other media relating to inventory, inventory control systems or Accounts).

         SECTION 6CONDITIONS PRECEDENT TO INITIAL BORROWINGS AND
    ISSUANCE OF LETTERS OF CREDIT.

         The obligation of each Lender to lend its PRO RATA portion of any Advance or to provide any other financial accommodations to any Borrower on the Closing Date is subject to the following conditions precedent being fulfilled to the satisfaction of the Lenders in each instance (or waived in writing by the Lenders):

           6.1 OPINIONS OF COUNSEL. The Administrative Agent and each Lender shall have received favorable opinions of Weil, Gotshal & Manges, counsel to the Credit Parties, in form and substance satisfactory to the Administrative Agent and the Lenders (and such other opinions of counsel, including, without limitation, of local counsel, each in form and substance satisfactory to the Administrative Agent and the Lenders, as any Lender may request).

           6.2 FINANCIAL STATUS AND STATEMENTS. (a) The Lenders shall have received (i) Ames' annual 10-K report for Fiscal Year 1994 and (ii) audited consolidated financial statements for Ames' Fiscal
Year ended January 29, 1994 (the "Reference Date") which consolidated financial statements shall be certified without qualification by Arthur Andersen & Co., and shall not (x) differ in any material respects (as determined by any Lender) from the unaudited financial statements as of such date prepared by Ames' management and furnished to the Administrative Agent on March 31, 1994 or (y) contain representations or information materially and adversely different (as determined by any Lender) from any representations or information previously furnished to the Administrative Agent or any Lender. The Lenders shall have received a pro forma opening consolidated balance sheet of Ames and its Subsidiaries as of the last day of the most recently available fiscal month prior to the Closing Date (or if the Closing
Date occurs on or prior to the fifteenth day of a month, for the next preceding fiscal month) for which such statements have been completed but giving effect to the transactions contemplated herein which balance sheet shall reflect no material adverse changes from the most recent pro forma consolidated balance sheet of Ames and its Subsidiaries for such month previously delivered to the Administrative Agent, and such projections as any Lender shall have requested, in each case, in form and substance satisfactory to the Lenders.

         (b)  As of the time immediately prior to the Closing Date,
(i) no material adverse change shall have occurred in the business, operations, liabilities, assets, properties, prospects or condition, financial or otherwise, of Ames and its Subsidiaries, since the Reference Date as reflected on the audited consolidated financial statements (the "Financial Statements") of Ames and its Subsidiaries as at and for the period ending on the Reference Date (including, without limitation, no material deterioration in trade support for Ames and its Subsidiaries), and (ii) there shall have been since the Reference Date no material increase in liabilities of Ames and its Subsidiaries on a consolidated basis, liquidated or contingent, whether or not reflected on any balance sheet, and no material decrease in assets of Ames and its Subsidiaries on a consolidated basis, other than in the ordinary course of business.

           6.3 QUALIFICATION. Each Credit Party shall be duly qualified and in good standing in each jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify, except where the failure to so qualify would not have a material adverse effect on its business, operations, liabilities, assets, properties, prospects or condition (financial or otherwise).

           6.4 SECURITY DOCUMENTS AND INSTRUMENTS. The Administrative Agent shall have received, in sufficient copies for each Lender, (a) all the instruments and documents then required to be delivered pursuant to Section 5 hereof or any other provision of this Agreement or pursuant to the instruments and documents referred to in Section 5 hereof and the same shall be in full force and effect and shall grant or create the Liens, rights, powers, priorities, remedies and benefits contemplated herein or therein, as the case may be, (b) all necessary consents relating thereto from third parties so that the same shall be valid and not result in any violation of any material agreement running in favor of such third party and (c) all satisfactions of mortgages, termination statements under the UCC and other instruments releasing Liens of third parties (including, without limitation, any Liens of trade creditors) on all or any portion of the Collateral as may be necessary or desirable in connection with the foregoing.

           6.5 EVIDENCE OF INSURANCE. The Administrative Agent shall have received, in sufficient copies for each Lender, evidence, in form, scope and substance and with such insurance carriers reasonably satisfactory to the Lenders, of all insurance policies required pursuant to Section 9.3 hereof. Such insurance coverage shall have been issued by responsible carriers acceptable to the Lenders and shall include, without limitation, loss payee endorsements in form and substance satisfactory to the Lenders and in any event which require that at least thirty (30) (or, in the case of nonpayment of premium, ten (10)) days' prior Written Notice be provided to the Administrative Agent in the event of cancellation, nonrenewal or material change thereof.

           6.6.  INTENTIONALLY OMITTED.

           6.7. TOTAL AVAILABILITY. The Agents shall have received a Borrowing Base Certificate dated the Closing Date from each of the Borrowers (it being understood that the Agents shall not be bound by such Borrowing Base Certificate, the Agents having the right to determine the Borrowing Base as provided in the definition of "Borrowing Base" in Section 1.1 hereof). The Agents shall be satisfied that Total Availability immediately following the making of the initial Revolving Advance and initial issuance of Letters of Credit (without double counting Letters of Credit that constitute indemnities for letters of credit outstanding immediately prior to the Closing Date and constituting Existing Debt) shall be not less than $30,000,000.

           6.8. NOTES. Each Lender shall have received its Notes, each duly completed, executed and delivered in accordance with
Section 2.3 hereof.

           6.9. FEES AND EXPENSES. All fees and costs payable to any of the Agents and the Lenders with respect to the financing hereunder (including, without limitation, those under the Commitment Letter) on or prior to the making of the initial Revolving Advance hereunder shall have been paid in full to the Persons entitled thereto in immediately available funds.

           6.10. INTERCOMPANY NOTES. (a) Ames shall have issued to each Borrower one or more promissory notes (together with any replacement or substitution thereof and any amendment or modification thereof, in each case permitted by the terms hereof, the "Intercompany Notes") in the form annexed hereto as Exhibit 6.10(a). The Intercompany Notes shall be assigned and pledged to the Administrative Agent for the benefit of the Agents and the ratable benefit of the Lenders as collateral security pursuant to a Note Pledge Agreement.

         (b) Each Borrower shall have issued to Ames one or more promissory notes (together with any replacement or substitution thereof and any amendment or modification thereof, in each case permitted by the terms hereof, the "Subordinated Intercompany Notes") in the form annexed hereto as Exhibit 6.10(b).

         (c) Ames shall have entered into a security agreement with each Borrower (together with any replacement or substitution thereof and any amendment or modification thereof, in each case permitted by the terms hereof, the "Intercompany Security Agreements") each in the form annexed hereto as Exhibit 6.10(c), and the Lenders shall have received evidence satisfactory to them regarding the attachment, perfection and priority of all Liens created thereunder.

           6.11. DISBURSEMENT AUTHORIZATION. The Agents shall have received a disbursement authorization letter, substantially in form and substance satisfactory to the Agents, duly executed and delivered by each of the Borrowers as to the disbursement on the Closing Date of the proceeds of the initial Revolving Advance.

           6.12 CASH MANAGEMENT. On or prior to the Closing Date, the Borrowers and any Subsidiary of any thereof shall have established Blocked Accounts and Concentration Accounts pursuant to Blocked Account Agreements and the Concentration Account Agreements to the extent required by Section 9.20 hereof. All deposit accounts of each of the Borrowers and each Subsidiary thereof other than those deposit accounts listed in Schedule 6.12 hereto shall be covered by Blocked Account Agreements or the Concentration Account Agreements which shall have been executed and delivered to the Administrative Agent.

           6.13 NO LITIGATION. There shall be no action, suit or proceeding pending against any Lender before any court, arbitrator or governmental or administrative body or agency which challenges the validity or propriety of the transactions contemplated under this Agreement or the other Loan Documents.

           6.14  INTENTIONALLY OMITTED.

           6.15  INTENTIONALLY OMITTED.

           6.16  INTENTIONALLY OMITTED.

           6.17 COMPLIANCE WITH LAW. Each Credit Party shall be in compliance in all material respects with, and shall have obtained appropriate approvals pertaining to, all applicable governmental, environmental, labor, ERISA and other requirements, regulations and laws. The credit facilities herein provided and all other transactions contemplated herein shall be in compliance with all applicable laws and regulations and shall not contravene any term or condition of any charter, partnership agreement, bylaw, debt instrument or other agreement of any Credit Party.

           6.18 PROCEEDINGS; RECEIPT OF DOCUMENTS. All requisite corporate or partnership action, as applicable, and proceedings in connection with the borrowings, the issuance of Letters of Credit and the execution and delivery of the Loan Documents shall be satisfactory in form and substance to the Lenders and the Lenders shall have received all information and copies of all documents, including, without limitation, records of requisite corporate or partnership action, as applicable, and proceedings which any Lender may have requested in connection therewith, such documents where requested by any Lender to be certified by appropriate corporate Persons or governmental authorities. Without limiting the generality of the foregoing, the Administrative Agent shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Lenders (unless otherwise specified) and in sufficient copies for each Lender:

            (i) a copy of the certificate of incorporation of each Credit Party that is a corporation and of the partnership agreement of each Credit Party that is a partnership, including, in each case, all amendments thereto, certified (as of a date reasonably near the date of the initial financial accommodation to be made hereunder), by the Secretary of State or other applicable official of each of their respective states (in the case of each Credit Party that is a corporation) or by a general partner of such Credit Party (in the case of each Credit Party that is a partnership) as being a true and correct copy thereof.

           (ii) certified copies of the resolutions of the Board of Directors of each Credit Party (and, where applicable, each corporate general partner of each Credit Party) approving this Agreement, the Notes, each other Loan Document, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes and each other Loan Document.

          (iii) a copy of a certificate of the Secretary of State of each State where each Credit Party is doing business dated a date reasonably near the date of the initial financial accommodations to be made hereunder, stating that each Credit Party, as the case may be, is duly qualified and in good standing as a foreign entity in such State.

           (iv) a certificate of each Credit Party signed on behalf of such Person by its president, any vice-president, secretary, treasurer or assistant treasurer (in the case of each Credit Party that is a corporation) or by any president, any vice-president, treasurer, assistant treasurer or secretary of any of its general partners (in the case of each Credit Party that is a partnership), certifying as to (A) the absence of any amendments to the charter or partnership agreement, as applicable, of such Person since the date of the Secretary of State's (or other official's) or general partner's certificate for such Credit Party referred to above and (B) a true and correct copy of the by-laws of each such Credit Party that is a corporation as in effect on the date of the initial financial accommodations to be made hereunder.

           (v) a certificate of the secretary or an assistant secretary of each Credit Party (or, where applicable, of each corporate general partner of each Credit Party that is a partnership) certifying the names and true signatures of the officers of such Person or such Person's corporate general partners, as applicable, authorized to sign, on behalf of such Person, this Agreement, the Notes, and each other Loan Document to which such Person is a party or by which it is bound.

           6.19 SOLVENCY. The Agents shall have received a solvency certificate, substantially in the form of Exhibit 6.19 hereto, from the senior vice president-treasurer and the vice president-treasury operations of Ames or another Person acceptable to the Lenders.

           6.20  SPECIAL COUNSEL FEES.  Messrs. Kaye, Scholer,
Fierman, Hays & Handler, special counsel to the Agents, shall have received payment in full of all reasonable fees, costs and expenses billed on or prior to the Closing Date and remaining unpaid as of the Closing
Date.

           6.21 TERMINATION OF EXISTING DEBT. The Agents shall have received evidence in form and substance satisfactory to the Lenders that contemporaneously with the initial Advance hereunder, all Existing Debt shall be paid in full and any and all Liens securing the Existing Debt shall be terminated.

           6.22 AMENDMENT TO MANAGEMENT AGREEMENT; SUBORDINATION AGREEMENTS; BILL OF SALE. Each of the Credit Parties shall have duly executed and delivered (i) an agreement in the form attached hereto as Exhibit 6.22(i) and (ii) a subordination agreement (together with any replacement or substitution thereof and any amendment or modification thereof, in each case permitted by the terms hereof, the "Intercompany Subordination Agreement") in the form attached hereto as Exhibit 6.22(ii). Ames shall have duly executed and delivered a bill of sale in the form attached hereto as Exhibit 6.22(iii).

           6.23. ACCOUNTANTS' LETTER. The Agents shall have received evidence satisfactory to them that a letter in the form annexed hereto as Exhibit 6.23 from the Credit Parties to Arthur
Andersen & Co., the independent certified public accountants of the Credit Parties on the Closing Date, has been delivered to such accountants.

         Funding by any Lender of its pro rata share of the initial Revolving Advance shall be deemed to be confirmation by such Lender that (i) all conditions precedent set forth in this Section 6 have been fulfilled to the satisfaction of such Lender (except the condition that all other Lenders be satisfied that all conditions have been fulfilled as contemplated by the introduction to Section 6 hereof) and (ii) the decision of such Lender to fund its pro rata share of the initial Revolving Advance was made by such Lender independently and without reliance on any Agent or any other Lender as to the satisfaction of any condition precedent set forth in this
Section 6.

         SECTION 7.  CONDITIONS PRECEDENT TO EACH BORROWING
                     AND ISSUANCE OF LETTERS OF CREDIT.

           7.1. CONDITIONS. No Lender shall have any obligation to make any Advance (other than any Revolving Advances under Section 3.4 hereof) and no Issuing Lender shall cause the issuance of a Letter of Credit unless, in each instance, (x) with respect to an Advance (other than a Revolving Advance under Section 3.4 hereof), the applicable Borrower delivers to the Administrative Agent a Borrower's Certificate dated the date of such Advance and (y) the following conditions precedent are fulfilled to the satisfaction of the Administrative Agent (or waived in writing by the Majority Lenders):

         (i) all representations and warranties made by each of the Credit Parties contained herein or otherwise made in any Loan Document (including, without limitation, each Borrower's Certificate), officer's certificate or any agreement, instrument, certificate, document or other writing delivered to the Administrative Agent or any Lender in connection herewith or therewith, shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such borrowing or issuance of a Letter of Credit (unless any such representation or warranty speaks as of a particular date, in which case it shall be deemed repeated as of such date);

         (ii) on the date of such borrowing or issuance of a Letter of Credit there shall exist no Default or Event of Default
    (either immediately before or after giving effect thereto);

         (iii) if a Borrower shall be requesting a Letter of Credit, the Administrative Agent on behalf of the Issuing Bank shall have (to the extent requested by any Issuing Bank) received a duly executed and delivered Letter of Credit Agreement with respect thereto; and

         (iv) the applicable Borrower shall have complied with all procedures and given all certificates, notices and other documents required hereunder for such advance or issuance.

           7.2 ACTIONS BY ADMINISTRATIVE AGENT. The Lenders hereby acknowledge and agree that notwithstanding anything to the contrary contained in Section 7.1 hereof: So long as no Designated Event of Default shall have occurred and be continuing and the Administrative Agent shall have notified the Lenders in writing of its intention to make an election under this Section 7.2, (i) unless and until the Administrative Agent receives a Direction Letter, the Administrative Agent may waive the conditions set forth in this Section 7 with respect to any Reference Rate Advance or Letter of Credit notwithstanding the existence of any Default or Event of Default (other than a Designated Event of Default), but only so long as the making of such Reference Rate Advance or the issuance of such Letter of Credit would not cause the applicable Borrower to exceed its Borrowing Limit or result in any prepayment or the provision of any Letter of Credit Cash Collateral being required under Section 4.1(b)(iii) hereof and (ii) if the Administrative Agent, in its sole and absolute discretion, elects pursuant to and in accordance with this Section 7.2 to waive the conditions set forth in Section 7.1, each Lender shall continue to be obligated to fund its pro rata share of Reference Rate Advances unless and until the Administrative Agent receives a Direction Letter and each Lender shall retain all of its obligations under this Agreement (including, without limitation, Section 3.4 hereof and Section 3.5 hereof) with respect to Letters of Credit that are issued prior to the Administrative Agent's receipt of a Direction Letter. The provisions of this Section 7.2 are intended solely for the benefit of the Administrative Agent and the Lenders and no Credit Party shall be entitled to enforce or otherwise be entitled to the benefits of this Section 7.2 (as a third party beneficiary or otherwise).

         SECTION 8.  USE OF PROCEEDS.

         (a) Proceeds of the initial Revolving Advance shall be applied on the Closing Date to the (i) the cash fees and expenses relating to the transactions contemplated hereunder that have been incurred by one or more of the Borrowers through the Closing Date and
(ii) retirement of Existing Debt ((i) and (ii) collectively, the "Closing Uses").

         (b) From and after the Closing Date, proceeds of Revolving Advances to any Borrower not utilized for Closing Uses shall be used to make advances to Ames, which advances shall be evidenced by the Intercompany Notes and shall be made solely to the extent necessary to enable Ames to perform its obligations under the Management Agreements.

         SECTION 9.  AFFIRMATIVE COVENANTS.

         Each Credit Party hereby covenants and agrees that, so long as any Advance or Letter of Credit is outstanding or any Lender has any Revolving Commitment hereunder, unless specifically waived by the Majority Lenders in writing:

           9.1.  FINANCIAL STATEMENTS AND OTHER INFORMATION.  The
Borrowers shall furnish or cause to be furnished to the Administrative Agent and each Lender:

         (a) Within 30 days after the end of each fiscal month of Ames (or 45 days, in the case of a fiscal month that is the last month of a fiscal quarter), (i) a copy of the unaudited consolidated balance sheets of Ames and its Subsidiaries as of the end of such month and the related consolidated statements of income and cash flows for such month and for that portion of the Fiscal Year ending as of the end of such month, each prepared in accordance with GAAP (subject to normal year end adjustments and without footnotes), and
(ii) a copy of the unaudited consolidated statements of income of Ames and its Subsidiaries setting forth the actual year to date figures on a monthly basis, setting forth in comparative form in each case referred to in clauses (i) and (ii) above, actual figures for such period as against budgeted figures for such period in the current Fiscal Year and actual figures as against actual figures for the comparable period during the prior Fiscal Year and accompanied by i
(A) the certification of the Designated Officer of Ames certifying that (i) all such financial statements are complete and correct and present fairly in all material respects in accordance with GAAP (subject to normal year end adjustments and without footnotes), the consolidated financial position and the consolidated results of operations and cash flows of Ames and its Subsidiaries as at the end of such month, and (ii) no Default or Event of Default exists as of such time or, if any Default or Event of Default then exists, specifying the details and anticipated effect thereof and (B) for the last month of each fiscal quarter only a schedule showing in reasonable detail the calculations used in determining compliance (for the fiscal quarters ending on the last day of each such month) with the covenants contained in Sections 9.16 and 10.1 hereof and the financial test contained in Schedule 4.1(b) hereto.

         (b) Within 90 days after the close of each Fiscal Year beginning with the Fiscal Year ending on or about January 28, 1995, a copy of the annual audited consolidated financial statements of Ames and its Subsidiaries, consisting of the annual consolidated balance sheet, statement of income, cash flow and retained earnings, setting forth in comparative form, in each case, consolidated figures for the prior Fiscal Year, which financial statements shall be prepared in accordance with GAAP, certified without qualification (other than a qualification approved by the Majority Lenders) by Arthur Andersen & Co. or other independent certified public accountants of recognized national standing selected by Ames and reasonably acceptable to the Administrative Agent, and accompanied by (i) a schedule prepared by Ames' management, showing in reasonable detail the calculations used in determining compliance with the financial covenants under Sections
9.16 and 10.1 hereof and the financial tests contained in Schedules
2.6(e) and 4.1(b) hereto as of the end of such Fiscal Year hereof and setting forth an explanation of any variances from that which would pertain if there were no proviso to the definition of "GAAP" contained herein, (ii) a certificate from Ames' management to the effect that nothing has come to their attention to cause them to believe that a Default or Event of Default had occurred or, if they believe a Default or Event of Default has occurred, specifying the details thereof and (iii) a certification of the Designated Officer of Ames certifying that (A) all such financial statements are complete and correct and present fairly in all material respects in accordance with GAAP the consolidated financial position and the consolidated results of operations and cash flows of Ames and its Subsidiaries as at the end of such Fiscal Year and (B) no Default or Event of Default exists as of such time or, if any Default or Event of Default then exists, specifying the details and anticipated effect thereof.

         (c) As soon as practicable, but in any event not later than two (2) Business Days after any Credit Party becomes aware of the existence of any Default or Event of Default or a default under any other agreement in respect of Indebtedness for Borrowed Money as to which Ames or any of its Subsidiaries is a party, or any development or other information that could reasonably be expected to have a Material Adverse Effect, Written Notice specifying the nature of such Default or Event of Default or development or information, including the anticipated effect thereof and the action such party proposes to take with respect thereto.

         (d) Within 30 days after the beginning of each Fiscal Year, an annual operating plan for Ames and its Subsidiaries for such Fiscal Year, in form, scope and substance reasonably satisfactory to the Administrative Agent, setting forth:

            (i) projected consolidated balance sheets of Ames and its Subsidiaries for such Fiscal Year, on a monthly basis;

           (ii) projected consolidated statements of income of Ames and its Subsidiaries for such Fiscal Year, on a monthly basis; and

          (iii) projected consolidated statements of cash flow of Ames and its Subsidiaries, including summary details of Capital Expenditures, for such Fiscal Year, on a monthly basis;

together with (x) projections of the nature requested in clauses (i) through (iii) above, computed on an annual basis for each Fiscal Year remaining until the Maturity Date and (y) appropriate supporting details as reasonably requested by any Lender. The annual operating plan delivered in connection with this Section 9.1(d) shall be accompanied by evidence satisfactory to the Administrative Agent that such plan shall have been approved by the board of directors of Ames.

         (e) If requested by the Administrative Agent or any Lender, copies of all federal, state, local and foreign tax returns and reports in respect of income, franchise or other taxes on or measured by income filed by Ames or any of its Subsidiaries.

         (f) Concurrently with the delivery of the statements referred to in Section 9.1(a) hereof, supplements or amendments to Schedules, if any, as described in Section 9.18 hereof.

         (g) As soon as available, but in any event not later than thirty (30) days after the end of each Fiscal Year of Ames, a report, in form and substance satisfactory to the Administrative Agent, (i) updating the list of contracts, agreements and documents of Ames and its Subsidiaries in existence at the end of such Fiscal Year which are required to be set forth on Schedule 12.22 hereto so that the representation and warranty made in Section 12.22 hereto shall be true and correct as of such date and (ii) specifying which contracts, agreements and documents included on such schedule at any time during the Fiscal Year just ended have been terminated, entered into or materially modified during such Fiscal Year, and, promptly after requested by the Administrative Agent, copies of any such new contracts, agreements or other documents and material modifications.

         (h) Promptly and in any event within ten (10) Business Days following the issuance thereof, copies of all reports, if any, to or other documents filed by Ames or any of its Subsidiaries with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 (other than on Form S-8 or 8-A or similar forms), and all reports, notices or statements sent or received by Ames or any of its Subsidiaries to or from the holders of any equity interests of Ames or any such Subsidiary or of any Indebtedness for Borrowed Money of Ames or any such Subsidiary registered under the Securities Act of 1933 or to or from the trustee under any indenture under which the same is issued to the extent that such report, notice or statement relates to the giving of notice of or the exercise or prospective exercise of rights or obligations of the parties under the terms of such equity interests or Indebtedness for Borrowed Money.

         (i) Promptly and in any event within ten (10) Business Days following the commencement thereof, Written Notice of any litigation, including arbitrations, and of any proceedings before any governmental agency, affecting Ames or any of its Subsidiaries (other than any described in paragraph (m) below), which, if successful, could reasonably be expected to have a Material Adverse Effect.

         (j) Within fifteen (15) days following the end of each month, copies of all reports and returns (including evidence of payment) in respect of sales, use or like taxes with respect to Ames or any of its Subsidiaries.

         (k) (x) On the Closing Date, (y) on Thursday of each week, and (z) within three (3) days following the written request of any Agent, a certificate dated such day from each Borrower, in each case substantially in the form of Exhibit 9.1(k) hereto, each such certificate to be signed by the Designated Officer of such Borrower (each such certificate, a "Borrowing Base Certificate") (it being understood that the Agents shall not be bound by such Borrowing Base Certificate, the Agents having the right to determine the Borrowing Base as provided in the definition of "Borrowing Base" in Section
1.1. hereof).

         (l) Within fifteen (15) days after receipt thereof, a copy of all management reports and management letters prepared for Ames and its Subsidiaries by Arthur Andersen & Co. or such other independent certified public accountants of recognized national standing selected by Ames and acceptable to the Administrative Agent.

         (m) Within thirty (30) days after the end of each fiscal quarter of Ames, a reconciliation report in form and substance satisfactory to the Agents and the Lenders with respect to variances discovered during the cycle inventory count for the immediately preceding fiscal quarter required under Section 9.9 hereof.

         (n)  Promptly, and in any event within ten (10) Business
Days thereof, notice:

              (i)  of any Environmental Claim or Adverse
    Environmental Condition of which any Credit Party or any Subsidiary thereof has knowledge or any Written Notice of an allegation which may reasonably give rise to an Environmental Claim or Adverse Environmental Condition, or a copy of any order, notice, permit, report or other written communication received by any Credit Party in connection with an Adverse Environmental Condition or Environmental Claim or any allegation that could reasonably be expected to give rise to any Adverse Environmental Condition or Environmental Claim, in each case where such Environmental Claim or Adverse Environmental Condition could reasonably be expected to exceed $100,000;

             (ii) of the occurrence of a spill or other Release of a Hazardous Material upon, under or affecting any Facilities, or Hazardous Materials at levels or in amounts that may have to be reported, remedied or responded to under any Environmental Law or that have been detected on or in the soil or groundwater, provided the cost to Ames or its Subsidiaries of investigating, remedying, or responding to such Release could reasonably be expected to exceed $100,000;

            (iii) that a Credit Party or Subsidiary thereof is or may be liable for any costs of cleaning up or otherwise responding to a Release of Hazardous Materials, provided the cost of cleanup or response could reasonably be expected to exceed
    $100,000;

            (iv) that Written Notice has been received that any part of the Facilities is or may be subject to a Lien under any Environmental Law; and

             (v) that a Credit Party or Subsidiary will undertake or has undertaken any cleanup or other response action with respect to any Hazardous Material, provided the cost of cleanup or response could reasonably be expected to exceed $100,000.

         (o) With reasonable promptness, such other information respecting the business, operations and financial condition of Ames or any of its Subsidiaries as any Agent or Lender may from time to time reasonably request.

           9.2. TAXES AND CLAIMS. Each Credit Party shall, and shall cause each of its Subsidiaries to, pay and discharge when due
(a) all taxes, assessments and governmental charges upon or against it or its properties or assets prior to the date on which penalties attach thereto and (b) all lawful claims, whether for labor, materials, supplies, services or anything else, which might or could, if unpaid, become a Lien or charge upon its properties or assets, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings, such Credit Party or such Subsidiary has established adequate reserves in accordance with GAAP with respect thereto, Liens securing an aggregate amount of $3,000,000 or more and arising from the non-payment thereof when due have not attached to any Collateral in a manner which could have priority over the Lien of the Administrative Agent thereon and there is no imminent risk of the sale of or foreclosure on any property or assets of any Credit Party by the holder of any Liens arising from the non-payment thereof when due. Each Credit Party shall, and shall cause each of its Subsidiaries to remit when due, all sales, use or like taxes collected by such Credit Party or Subsidiary to the appropriate governmental authority.

           9.3. INSURANCE. (a) Schedule 9.3 lists all insurance of any nature maintained by Ames and its Subsidiaries (other than any insurance plans described in Schedule 12.13 hereto). The Credit Parties shall, at their sole cost and expense, maintain "All Risk" physical damage insurance on all real and personal property of the Credit Parties including, but not limited to, fire and extended coverage, boiler and machinery coverage, coverage as to flood, theft, explosion, collapse, and all other hazards and risks ordinarily insured against by owners or users of such properties in similar businesses. All policies of insurance on such real and personal property as well as all other insurance required under this Section
9.3 shall be in form acceptable to the Administrative Agent and shall be provided by recognized insurers reasonably acceptable to the Administrative Agent. All insurance on such real and personal property shall contain an endorsement, in form and substance reasonably acceptable to the Administrative Agent, showing loss payable to the Administrative Agent as its interest appears. Such endorsement, or an independent instrument furnished to the Administrative Agent, shall provide that the insurance companies add the Administrative Agent as an additional insured (to the extent of any liability coverage contained therein) and give the Administrative Agent at least thirty (30) (or, in the case of nonpayment of premium, ten (10)) days' prior Written Notice and (except in the case of cancellation for non-payment of premium) obtain the Agents' and Majority Lenders' prior written approval before any cancellation, or material decrease in amount of, or other material change in, coverage provided by or cancellation of such policy or policies of insurance and that no act, omission or default of the Ames or any of its Subsidiaries or any other Person shall affect the right of the Administrative Agent or any Lender to recover under such policy or policies of insurance in case of loss or damages.

         (b) The Credit Parties shall, at their sole cost and expense, maintain comprehensive general liability insurance covering themselves and their Subsidiaries on an "occurrence basis" (unless such insurance cannot be reasonably obtained at commercially reasonable rates, in which case such insurance shall be on a "claims made" basis) against claims for personal injury, bodily injury and property damage with a minimum limit of $1,000,000 per occurrence with excess coverage under umbrella liability insurance policies with a minimum limit of $100,000,000 per occurrence and $100,000,000 in the aggregate. Such coverage shall include but not be limited to premises/operations, broad form contractual liability, underground, explosion and collapse hazard, independent contractors, broad form property coverage, products and completed operations liability.

         (c) The Credit Parties shall, at their sole cost and expense, maintain workers' compensation insurance covering themselves and their Subsidiaries including employer's liability in the minimum amount required by applicable law.

         (d) The Credit Parties shall, at their sole cost and expense, maintain automobile liability insurance covering themselves and their Subsidiaries for all owned, non-owned or hired automobiles against claims for personal injury, bodily injury and property damage with a minimum combined single limit of $1,000,000 per occurrence with excess coverage under umbrella liability insurance policies with a minimum limit of $100,000,000 per occurrence and $100,000,000 in the aggregate.

         (e) The Credit Parties shall, at their sole cost and expense, maintain business interruption insurance covering themselves and their Subsidiaries with the policy limits not less than those as in effect immediately prior to the date hereof. All such policies shall contain an endorsement in form and substance acceptable to the Administrative Agent showing loss payable to the Administrative Agent as its interest appears, and all such policies shall be collaterally assigned to the Administrative Agent for the benefit of the Agents and the ratable benefit of the Lenders pursuant to one or more assignment agreements acceptable in form and substance to the Administrative Agent.

         (f) All policies of liability insurance required to be maintained under this Agreement shall name the Administrative Agent and shall cover each Lender as an additional insured, contain a requirement for thirty (30) (or, in the case of nonpayment of premium, ten (10)) day notice, and (except in the case of cancellation for non-payment of premium) the Agents' and the Majority Lenders' prior written approval, of any cancellation, or any material decrease in amount of or other material change in, coverage, and be in form and with insurers recognized as adequate by the Administrative Agent and, except as required hereby, all such policies shall be in such amounts as may be reasonably satisfactory to the Agents and the Majority Lenders. Each Credit Party shall deliver to the Administrative Agent a copy of each policy of insurance and, at the Administrative Agent's request, evidence of payment of all premiums therefor and of compliance with all provisions of this Agreement. In addition, Each Credit Party shall notify the Administrative Agent promptly of any occurrence (it being understood that a general decline in the real estate market shall not constitute such an occurrence) causing a material loss or decline in value of any real or personal property and the estimated (or actual, if available) amount of such loss or decline. Each Credit Party each irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as the and lawful attorney (and agent-in-fact), acting at any time after the occurrence and during the continuance of an Event of Default, for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Credit Party on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, and for making all determinations and decisions with respect to such policies of insurance. In the event any Credit Party thereof at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, the Administrative Agent, without waiving or releasing any obligations or default of any Person hereunder, may at any time or times thereafter (but shall not be obligated to) obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so incurred by the Administrative Agent, including reasonable attorneys' fees, allocated costs and expenses of in-house counsel, court costs, expenses and other charges relating thereto, shall be payable, on demand, by Ames or any of its Subsidiaries to the Administrative Agent and shall be additional Lender Debt hereunder secured by the Collateral.

         (g) The Administrative Agent reserves the right at any time, upon a material change of Ames' or any of its Subsidiaries' risk profile, to require additional forms and limits of insurance which, in the Administrative Agent's reasonable opinion, will adequately protect any rights and interests of any Agent or any Lender in or to the Collateral, the Lender Debt or any Loan Documents.

         (h)  All insurance policy minimum amounts set forth in this
Section 9.3 are subject to the continuing availability of such insurance at commercially reasonable rates, and to the extent such policy minimum amounts are not so available, the Credit Parties shall obtain policies with the maximum amounts of coverage then available at commercially reasonable rates.

           9.4. BOOKS AND RESERVES. Each Credit Party shall and shall cause each of its Subsidiaries to:

         (a) maintain, at all times, accurate and complete books, records and accounts in which accurate and correct entries shall be made of its transactions which, in the case of Ames, are in accordance with GAAP; and

         (b) by means of appropriate entries, reflect in its accounts and in all financial statements furnished pursuant to
Section 9.1 hereof proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of its properties and bad debts, all in accordance with GAAP.

           9.5 PROPERTIES IN GOOD CONDITION. Each Credit Party shall keep, and shall cause each of its Subsidiaries to keep, its material properties in good repair, working order and condition, ordinary wear and tear excepted, and, from time to time, make all necessary and proper repairs, renewals, replacements, additions and improvements thereto, so that the business carried on may be conducted at all times in accordance with prudent business management.

           9.6  MAINTENANCE OF EXISTENCE, ETC.  Subject to Section
10.5 hereof, each Credit Party shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its statutory existence and corporate or partnership franchises, as the case may be.

           9.7 FIELD EXAMINATIONS AND INSPECTIONS. Each Credit Party shall allow, and shall cause each of its Subsidiaries to allow,
(i) each of the Agents and their respective designees to perform such field examinations of such Credit Party and its Subsidiaries, at the Borrowers' expense as to reasonable expenses of such Agent and such designees as such Agent may request and (ii) any representative of any Agent, at the expense of the Borrowers, to visit and visually inspect any of their respective properties, to receive copies of all information generated by any Person performing inventory accounting services for any Credit Party or Subsidiary thereof, to examine their respective books of account and other records and files, to make copies thereof and to discuss their respective affairs, business, finances and accounts with their respective officers and employees and independent accountants (and each of the Credit Parties hereby irrevocably authorizes the independent accountants of the Credit Parties to discuss with each of the Agents the financial affairs of Ames and its Subsidiaries), all at such reasonable times during normal business hours and as often as any Agent may reasonably request upon reasonable notice (or, during the continuance of a Default or Event of Default, without notice), and the Credit Parties shall, to the extent reasonably requested by any Agent, confirm such authorization by sending to such independent accountants a letter substantially in the form attached hereto as Exhibit 6.23. Without limiting the generality of the foregoing, the Administrative Agent shall have the right to invite one or more Lenders to participate in any field examination conducted pursuant to this Section 9.7. The Borrowers hereby acknowledge that the Agents shall require at least two field examinations pursuant to this Section 9.7 during each Fiscal Year.

           9.8. PAY INDEBTEDNESS TO LENDERS AND PERFORM OTHER COVENANTS. The Borrowers shall (a) make full and timely payment of all payments required to be made by the Borrowers in respect of the Lender Debt, including without limitation, the Revolving Loan, whether now existing or hereafter arising, (b) and each of the Credit Parties shall comply with all the terms and covenants contained in each Loan Document to which such Credit Party is a party, all at the times and places and in the manner set forth therein and (c) except for the filing of continuation statements and the making of other filings by the Administrative Agent as secured party or assignee, at all times take all action necessary to maintain the Liens provided for under or pursuant to this Agreement or any Security Document as valid and perfected Liens on the property intended to be covered thereby (subject to no other Liens except those Liens expressly permitted under Section 10.2 hereof) and supply all information to the Administrative Agent or the Lenders necessary for such maintenance.

           9.9. CYCLE COUNTS. Each Borrower shall, and shall engage one or more Persons acceptable to the Agents (it being understood that each of Washington Inventory Service and RGIS Inventory Service is acceptable to the Agents) to, conduct cycle counts of its Inventory at such times and in such manner as is consistent with such Borrower's historical practices.

           9.10. REPORTING OF MISREPRESENTATIONS. In the event that any Credit Party discovers that any representation or warranty made in any Loan Document by any Credit Party was incorrect in any material respect when made, such Credit Party shall promptly report the same to the Administrative Agent and take, or cause to be taken, all available steps to correct such misrepresentation or breach of warranty.

           9.11. COMPLIANCE WITH LAW. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply and duly observe in all material respects with all laws and regulations and all rules and orders, in each case, applicable to it and all legal requirements imposed by any governmental authorities, including, without limitation, ERISA, those regarding the collection, payment and deposit of employees' income, unemployment and social security taxes and those relating to public and employee health and safety, except a non-compliance or failure to observe that could not reasonably be expected to have a Material Adverse Effect.

           9.12. ERISA. (a) Each Credit Party shall pay and discharge, and shall cause each ERISA Affiliate to pay and discharge, when due (including any permissible extensions) any liability imposed upon it pursuant to the provisions of Title IV of ERISA.

         (b) Each Credit Party shall deliver to the Administrative Agent promptly, and in any event within ten (10) days, after

              (i) such party knows, or has reason to know, of the occurrence of any Reportable Event (as defined in Section 4043(b) of ERISA) with respect to any Pension Benefit Plan ("Reportable Event"), a copy of the materials that are filed by the applicable plan administrator with the PBGC, or the materials that would have been filed if the PBGC had not waived the notice requirements;

             (ii) the receipt of notice by such Credit Party or any ERISA Affiliate or any administrator of any Pension Benefit Plan who is an employee of such Credit Party or any ERISA Affiliate from the PBGC of the PBGC's intention to terminate any such Pension Benefit Plan or to appoint a trustee to administer any such Pension Benefit Plan, a copy of such notice;

            (iii)  the filing thereof with the Internal Revenue
    Service, copies of each annual report that is filed on Treasury Form 5500 with respect to any Pension Benefit Plan, together with any actuarial statements on Schedule B to such Form 5500;

            (iv) such Credit Party or any ERISA Affiliate or any administrator of any Pension Benefit Plan who is an employee of such Credit Party, or any ERISA Affiliate files with participants, beneficiaries or the PBGC a notice of intent to terminate any Pension Benefit Plan, a copy of any such notice;

             (v) such Credit Party or any ERISA Affiliate knows or has reason to know of any event or condition which might constitute grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any Pension Benefit Plan, an explanation of such event or condition;

            (vi) an application has been made to the Secretary of the Treasury for a waiver of the minimum funding standard under the provisions of Section 412 of the Code with respect to any Pension Benefit Plan, a copy of such application;

           (vii)  the receipt by such Credit Party or any ERISA
    Affiliate of an assessment of withdrawal liability under Section 4201 of ERISA from a Multiemployer Plan, a copy of such assessment; and

in each case described above, together with a statement signed by an appropriate officer of such Credit Party or ERISA Affiliate setting forth details as to such Reportable Event, filing, notice, event or condition, assessment or application and the action that will be taken with respect thereto.

           9.13. FURTHER ASSURANCES. Each Credit Party shall, and shall cause each of its Subsidiaries to, at its cost and expense, upon request of the Administrative Agent, duly execute and deliver, or cause to be duly executed and delivered, to the Administrative Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Administrative Agent to carry out more effectually the provisions and purposes of this Agreement or any other Loan Document.

           9.14. APPRAISALS. The Borrowers shall allow each of the Agents and their respective designees to perform, and shall assist each of the Agents and their respective designees in performing, appraisals of the Borrowers' Inventory, at the expense of the Borrowers from time to time as any of the Agents shall direct, provided that no Agent shall be entitled to perform more than one such inventory appraisal in any fiscal quarter unless an Event of Default shall be continuing in which case such limitation shall not apply. The Borrowers hereby acknowledge that the Agents shall require at least one such inventory appraisal to be performed during each Fiscal Year. Notwithstanding anything to the contrary contained herein, so long as no Event of Default shall have occurred and be continuing the Borrowers shall not be responsible under this Section
9.14 for costs and expenses of the Agents in connection with any such appraisals in excess of $40,000 in any Fiscal Year.

           9.15 ENVIRONMENTAL MATTERS, ETC. (a) Each Credit Party shall and shall cause each of its Subsidiaries to (i) comply in all material respects with the Environmental Laws applicable to it.

         (b) Each Credit Party shall fully and promptly pay, discharge, defend, indemnify and hold harmless each Indemnified Party from and against any action, claim, loss, liability, damage, cost, deficiency, fine, penalty or expense (including, without limitation, reasonable attorneys' fees, disbursements, investigation, removal, cleanup and remedial costs and reasonable modification costs incurred to permit continued or resumed normal operation of the Facilities) suffered or incurred by such Indemnified Party, whether as mortgagee pursuant to any Mortgage, as mortgagee in possession, or as successor in interest to such Credit Party or any of its Subsidiaries as owner, operator or lessee of any Facilities by virtue of foreclosure or acceptance in lieu of foreclosure or otherwise: (i) under or on account of the Environmental Laws as they may apply to any Credit Party, any of its Subsidiaries or the Facilities, including the assertion of any Lien thereunder; and (ii) with respect to any Environmental Claim, Release or Contaminant affecting such Facilities, whether or not the same originates or emanates from such Facilities or any contiguous real estate, including any loss of value of such Facilities as a result of a Release of any Contaminant. The foregoing indemnity shall survive the expiration or earlier termination of this Agreement and the satisfaction of the Lender Debt under the Loan Documents. Further, the foregoing indemnity shall not be available with respect to matters arising solely out of an act of an Indemnified Party involving a release of Contaminant at, on, in or under an affected Facility by such Indemnified Party, or out of the gross negligence or willful misconduct of an Indemnified Party. The indemnification rights provided by this Section 9.15(b) shall constitute the sole indemnity available to Indemnified Parties with respect to the matters addressed under this Section.

          (c) The Administrative Agent and each Lender agree that in the event any investigation, litigation or proceeding is asserted or threatened in writing or instituted against it or any Indemnified Party, or any Remedial Action is requested of it or any Indemnified Party, for which indemnity is available under Section 9.15(b) hereof and the Administrative Agent or any Lender may desire indemnity or defense hereunder, the Administrative Agent or such Lender shall promptly notify the Credit Parties in writing, setting forth a description of those elements of which it has knowledge, but any failure to so notify the Credit Parties shall not relieve the Credit Parties of any of their obligations hereunder, except to the extent such failure materially interferes with the ability of the Credit Parties to defend the investigation, litigation, proceeding or requested Remedial Action. The Credit Parties at the request of the Administrative Agent or any Lender shall have the obligation to defend against such investigation, litigation or proceeding or requested Remedial Action, and the Credit Parties in any event may participate in the defense or settlement thereof with legal counsel of its choice; provided, however, that the Credit Parties shall not be entitled to control the defense described above. The Credit Parties shall have the right to participate in such defense, at such party's expense, with legal counsel of its choice, and shall cooperate with the Credit Parties in the conduct of such defense, provided, that so long as no Event of Default is continuing, no Indemnified Party shall settle any such investigation, litigation or proceeding or requested Remedial Action without the consent of the

Credit Parties, which consent shall not be unreasonably withheld or delayed. No action taken by legal counsel chosen by the Administrative Agent, the Administrative Agent or any Lender in defending against any such investigation, litigation or proceeding or requested Remedial Action shall vitiate or impair the obligation of the Credit Parties and duty hereunder to indemnify and hold harmless the Indemnified Parties. Any and all amounts payable by the Credit Parties (or any of them) as indemnification under this Section 9.15(d), together with interest thereon at the rate set forth in
Section 2.6(b) hereof (and, if applicable, Section 2.6(c) hereof), shall be due and payable upon receipt of Written Notice to the Credit Parties and, until paid, shall be added to the Lender Debt.

         (d) In the event of any Adverse Environmental Condition affecting any Facilities, whether or not the same originates or emanates from such Facilities or any contiguous real estate, and if any Credit Party or any Subsidiary thereof shall fail to remedy such condition in a manner that complies in all respects with any of the material requirements of the applicable Environmental Laws, or, in the case of a leasehold, if required to do so under the applicable lease, the Administrative Agent (at the direction of the Majority Lenders) may, but shall not be obligated to, cause such work to be performed or take actions reasonably necessary to remedy such Adverse Environmental Condition or cure such failure to comply after providing Written Notice to the Credit Parties of an intent to do so, allowing a reasonable time after receipt of such notice for the Credit Parties to cure such failure and in no event less than 60 days; provided, however, that such work or action shall not interfere unreasonably with such Credit Party or Subsidiary. Any amounts paid by the Administrative Agent as a result thereof, together with interest thereon at the rate set forth in Section 2.6(b) hereof (and, if applicable, Section 2.6(c) hereof), shall be immediately due and payable by the Credit Parties and, until paid, shall be added to the Lender Debt. Nothing in this Agreement shall be construed as limiting or impeding the rights or obligations of any of the Credit Parties to take any and all actions necessary or desirable to remedy any Adverse Environmental Condition. Any partial exercise by the Administrative Agent of the remedies hereinabove set forth or any partial undertaking on the part of the Administrative Agent to cure any Credit Party's failure or the failure of any Subsidiary thereof to comply with the Environmental Laws, shall not obligate the Administrative Agent to complete the actions taken or require the Administrative Agent to expend further sums to cure noncompliance by any Credit Party or any Subsidiary thereof; neither shall the exercise of any such remedy operate to place upon the Administrative Agent or any Lender any additional responsibility for the operation, control, care, management or repair of the Real Estate or make the Administrative Agent or any Lender the "owner" or "operator" of the Real Estate or "owner" or "generator" of Contaminants within the meaning of the Environmental Laws.

         (e) If an Event of Default occurs as the result of any Adverse Environmental Condition or Environmental Claim, the Administrative Agent (at its option or at the direction of the Majority Lenders) in the reasonable exercise of its discretion and with reasonable notice under the circumstances, may at any time, and at the sole cost and expense of the Credit Parties (which shall be added to the Lender Debt), take such actions and incur such expenses as are reasonably necessary to investigate the condition or claim involved, including without limitation, to cause one or more environmental assessments of the Facilities to be undertaken. Environmental assessments may include a detailed visual inspection of the Real Estate, including, without limiting the generality of the foregoing, all storage areas, storage tanks, drains, dry wells, and leaching areas, as well as the taking of soil samples, surface water samples, and ground water samples, and such other investigation or analysis as is reasonably necessary or appropriate for a complete assessment of the compliance of the Real Estate and the use and operation thereof with all Environmental Laws; PROVIDED, HOWEVER, any such inspection and sampling shall be performed by a qualified, and if necessary licensed, environmental consultant, retained by Agent and PROVIDED FURTHER that no such inspection and sampling shall take place on any real property leased to any Credit Party or any of its Subsidiaries that requires the consent of the landlord for such inspection and sampling without first obtaining such consent (each Credit Party agreeing to use commercially reasonable efforts to obtain such consent); provided, however, that such inspection shall not interfere unreasonably with the business operations of such Credit Party or Subsidiary. The Credit Parties shall be given the opportunity to review and comment upon the scope of work and work plan developed by the consultant for the environmental assessment prior to such assessment; provided that such review and comments shall not be unreasonably withheld or delayed. The Administrative Agent shall give the Credit Parties ten (10) Business Days' advance notice that the consultant intends to enter the Real Estate for the purpose of conducting an environmental assessment. A representative of the Credit Parties shall have the right to accompany the consultant as the consultant performs any portion of the environmental assessment, provided such representative is reasonably available, and the consultant shall provide split samples to the representative of the Credit Parties upon request. The consultant shall take all reasonable measures to restore the property to the condition in which the property was found prior to the environmental assessment.

         The Administrative Agent promptly shall provide the Borrowers with a copy of any reports (including draft reports) and analytical data prepared or gathered by the consultant relating to the environmental assessment of the Real Estate; PROVIDED, HOWEVER, that with respect to any such reports and other data provided by the Administrative Agent to the Borrowers: (i) the Administrative Agent makes no representation or warranty as to the accuracy thereof, and shall not be liable for any information or lack of information (including, without limitation, errors or omissions) contained therein; (ii) the Borrowers expressly disclaim any reliance upon (A) any information contained therein or (B) the Administrative Agent's selection of any consultant(s) preparing such reports; and (iii) without limiting the generality of any other indemnification provision contained in this Section 9.15, the Borrowers agree to pay and protect, and defend, indemnify and hold the Administrative harmless from and against, any claims, damages, actions, suits, proceedings, costs, expenses and other amounts (including, without limitation, the reasonable fees, costs and expenses of the

Administrative Agent's outside and in-house counsel) incurred by the Administrative Agent as a result of the any Credit Party's or any other party's reliance upon any information contained therein or the selection of the consultant(s) preparing such reports.

         (f) Each Credit Party shall, and shall cause each of its Subsidiaries to, without regard to whether any such Person is in default, and at such party's sole cost and expense, cause one or more "phase I" environmental assessments to be undertaken by an environmental consultant satisfactory to the Administrative Agent (and in any event, in form and substance sufficient to entitle the Administrative Agent and the Lenders to an exemption under any applicable state or federal law for lenders or financial institutions holding a lien or security interest) before any such party shall (i) enter into a contract for the purchase of any real property or (ii) enter into any lease with a term in excess of one year; PROVIDED, HOWEVER, that no such "phase I" environmental assessments shall be required prior to entry into a lease of real property to be used solely for retail or office purposes. If any such "phase I" environmental assessment shall identify any Adverse Environmental Condition or Environmental Claim with respect to such real property, such party shall refrain from entering into such contract or lease, as the case may be, unless such party shall ensure to the satisfaction of the Administrative Agent that such further Remedial Action as any Lender may reasonably request is undertaken at the sole expense of such party or a third party.

           9.16  FINANCIAL COVENANTS.

         (a) EBITDA. The Credit Parties shall cause EBITDA to be, for each period of four consecutive fiscal quarters of Ames ending on or about the dates set forth below (subject to Section 9.16(c) hereof), not less than the amount set forth below opposite such date:

    FISCAL QUARTERS ENDING ON OR ABOUT      AMOUNT

         July 31, 1994                      $26,900,000
         October 31, 1994                   35,500,000
         January 31, 1995                   35,400,000

         April 30, 1995                     37,100,000
         July 31, 1995                      39,900,000
         October 31, 1995                   43,000,000
         January 31, 1996                   47,500,000

         April 30, 1996                     49,700,000
         July 31, 1996                      52,600,000
         October 31, 1996                   55,600,000
         January 31, 1997
         and thereafter                     60,000,000

         (b) EBITDA TO CASH INTEREST EXPENSE. The Credit Parties shall cause the ratio of EBITDA to Cash Interest Expense to be, as of the end of and for each period of four consecutive fiscal quarters of Ames ending on or about the dates set forth below (subject to Section 9.16(c) hereof), not less than the ratio set forth below opposite such date:

  FISCAL QUARTER ENDING ON OR ABOUT:        RATIO

         July 31, 1994                      1.10:1
         October 31, 1994                   1.47:1
         January 31, 1995                   1.49:1

         April 30, 1995                     1.63:1
         July 31, 1995                      1.76:1
         October 31, 1995                   1.92:1
         January 31, 1996                   2.16:1

         April 30, 1996                     2.22:1
         July 31, 1996                      2.41:1
         October 31, 1996                   2.63:1
         January 31, 1997
         and thereafter                     2.96:1

         (c) EBITDA RETEST. In the event that any final judgment is rendered against a Credit Party or any Credit Party enters into any settlement of any lawsuit in which it is a defendant as to any claim or counterclaim (the date such judgment is rendered or settlement entered into, the "Retest Date"), and any portion of such judgment or settlement is not covered by insurance or the insurer has denied coverage for any portion thereof (each, an "Uninsured Amount"), then, effective as of the last day of the fiscal quarter ending on or most recently preceding the Retest Date, EBITDA for the period of four consecutive fiscal quarters ending on such last day of such fiscal quarter shall be reduced by the Uninsured Amount and (i) the Credit Parties shall be required to satisfy on the Retest Date the covenants contained in Section 9.16(a) and 9.16(b) of this Agreement as though such period of four consecutive fiscal quarters, as adjusted by this
Section 9.16(c), ended on the Retest Date and any failure so to satisfy each such covenant on the Retest Date shall be an Event of Default hereunder, and (ii) if such reduction shall result in EBITDA for such period of four consecutive fiscal quarters being less than $40,000,000, then, effective on the Retest Date, the EBITDA Test for such period shall be deemed, for the purposes of Section 4.1(b) of this Agreement, as not having been met for such period, and any payment under Section 4.1(b)(ii) which may become payable as a result of such EBITDA Test not having been met shall be immediately due and payable.

           9.17 LEASES; NEW REAL ESTATE. Upon the request of any Agent or any Lender each Credit Party shall provide, and shall cause each of its Subsidiaries to provide, the Administrative Agent with copies of all leases of real property or similar agreements (and all amendments thereto) to which such Credit Party or such Subsidiary is a party, whether as lessor or lessee. Each Credit Party shall comply and shall cause each of its Subsidiaries to comply in all material respects with all of its and their obligations under all Leases now existing or hereafter entered into by it or them with respect to real property including, without limitation, the Master Sublease and all Leases listed on Schedule 12.5 hereto. Each Credit Party shall, and shall cause each of its Subsidiaries to, (i) provide the Administrative Agent with a copy of each notice of any payment default or other material default received by such Credit Party or such Subsidiary under any such lease immediately upon receipt of any such notice; (ii) notify each Agent promptly after it opens any new Facility; and (iii) use reasonable commercial efforts to obtain and deliver to the Agents a Lien Waiver Certificate with respect to any new lease.

           9.18 SUPPLEMENTAL DISCLOSURE. From time to time as may be necessary (in the event that such information is not otherwise delivered by the Borrowers to the Administrative Agent and the Lenders pursuant to this Agreement), the Borrowers will promptly supplement or amend each Schedule or representation herein with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby in any material respect. No such supplement shall cure any Default arising from any misrepresentation being corrected, unless such supplement has been approved by the Majority Lenders.

           9.19 AGREEMENTS. Each Credit Party shall, and shall cause each of its Subsidiaries to, perform, within all required time periods (after giving effect to any applicable grace periods), all of its obligations and enforce all of its rights under each agreement to which it is a party, including, without limitation, any leases to which any such Credit Party is a party, where the failure to so perform and enforce could reasonably be expected to have a Material Adverse Effect. No Credit Party shall, or shall suffer or permit any of its Subsidiaries to, enter into, or terminate or modify in any manner adverse to any such Person, any agreement if the effect thereof could reasonably be expected to have a Material Adverse Effect.

           9.20 COLLECTION AND PAYMENT; BANK ACCOUNTS. (a) Each Credit Party shall use its best efforts to enter into and cause each of its Subsidiaries to enter into blocked account agreements in form and substance satisfactory to the Agents (with such modifications as are acceptable to the Agents and as amended, modified or supplemented from time to time, each a "Blocked Account Agreement") with respect to Collection Accounts of such Credit Party or Subsidiary with any of such Credit Party's or Subsidiary's major depositary banks.

         (b) Each Credit Party shall establish on or prior to the Closing Date and shall at all times thereafter maintain a Concentration Account for such Credit Party at Citibank, N.A. or another financial institution acceptable to the Agents and shall deliver to the Administrative Agent on or prior to the Closing Date with respect to a Concentration Account, a concentration account agreement in form and substance satisfactory to the Agents (with such modifications as are acceptable to the Agents, as amended, modified or supplemented from time to time, each a "Concentration Account Agreement").

         (c) Each Credit Party shall deposit into a Collection Account maintained by such Credit Party all payments and proceeds received or derived from or in connection with the operations and business of such Credit Party, together with all other payments constituting proceeds of any assets, including real or personal property now owned or hereafter acquired by such Credit Party, and all other proceeds, payments and other amounts received by such Credit Party from any source whatsoever ("Proceeds"), in the identical form received, whether in cash or by check or otherwise. Notwithstanding the foregoing sentence, each Borrower shall be entitled to maintain up to $20,000 in cash in the aggregate at each store operated by such Borrower (or the respective operating bank accounts for each such store).

         (d) All funds, deposits, earnings and claims in respect thereof in the Blocked Accounts and Concentration Accounts shall be owned by the Administrative Agent as the sole and exclusive property of the Administrative Agent (for the benefit of the Agents and the ratable benefit of the Lenders), subject to the sole dominion and control of the Administrative Agent, in accordance with the provisions of Section 2.19(b) hereof, and the applicable Blocked Account Agreements and Concentration Account Agreements.

         (e) Subject to the last sentence of Section 9.20(c) hereof, each Credit Party shall instruct each bank that maintains a Collection Account (excluding any Concentration Account) for such Credit Party to transfer, prior to the close of business on any Business Day on which Proceeds are received by such bank, such Proceeds (to the extent collected in good funds) to such Credit Party's Concentration Account (in accordance with the terms of the applicable Blocked Account Agreement if such Collection Account is a Blocked Account). Each Credit Party shall instruct each bank that maintains a Concentration Account to transfer, prior to the close of business on any Business Day on which Proceeds are received by such bank, such Proceeds (to the extent collected in good funds) to the Payment Account (in accordance with the terms of the applicable Concentration Account Agreement).

         (f) Promptly upon the Administrative Agent's demand, the Borrowers shall (i) pay to the Administrative Agent all fees, costs and expenses which the Administrative Agent pays or incurs in connection with maintaining or opening the Blocked Accounts or the Concentration Accounts, collecting and depositing for collection all checks and items of payment received or delivered to any bank for deposit in the Blocked Accounts or the Concentration Accounts and
(ii) shall reimburse the Administrative Agent for all amounts which the Administrative Agent may pay to any such bank arising from obligations undertaken by the Administrative Agent under any Blocked Account Agreement or any Concentration Account Agreement.

         (g) Each Credit Party shall use its best efforts to cause all payments in respect of its credit card receivables to be deposited directly into such Credit Party's Concentration Account or the Payment Account.

         SECTION 10.  NEGATIVE COVENANTS.

         The Credit Parties covenant and agree that, so long as any Lender Debt is outstanding or any Lender has any Revolving Commitment hereunder, the Credit Parties shall not, and shall not suffer or permit any of their respective Subsidiaries to, without the prior written consent of the Majority Lenders:

           10.1. CAPITAL EXPENDITURES. Make Capital Expenditures in any Fiscal Year in an aggregate amount for Ames and its Subsidiaries in excess of $25,000,000 for any Fiscal Year; PROVIDED, HOWEVER, that the maximum aggregate amount of Capital Expenditures permitted to be made by Ames and its Subsidiaries in any Fiscal Year shall be increased (but not decreased),

         (i) with respect to Fiscal Year 1995, by the sum of (A) Net Cash Proceeds received by the Credit Parties during such Fiscal Year as a result of sales of property (to the extent such sales are permitted pursuant to Section 10.5(b) or 10.5(c) hereof) to the extent such Net Cash Proceeds are applied to Capital Expenditures of the Borrowers during such Fiscal Year PLUS (B) amounts received by one or more Credit Parties during such Fiscal Year after distribution to those classes of creditors entitled thereto under the Plan of Reorganization and trust created thereunder in respect of the Settlement Agreement attached hereto as Exhibit 10.1 during such Fiscal Year LESS (C) the amount of any unreimbursed costs and expenses incurred by the Credit Parties during such Fiscal Year in connection with the partial roof collapse of the Facility located in Leesport, Pennsylvania LESS (D) the amount of cash payments, not exceeding $4,000,000 in the aggregate, made by any Credit Party during such Fiscal Year in respect of stock appreciation rights; provided, however, that in no event shall the sum of the amounts in clause (B) less clause (C) less clause (D) be less than zero;

         (ii) with respect to Fiscal Year 1996, by the sum of (A) Excess EBITDA for Fiscal Year 1996 PLUS (B) the amount by which the applicable maximum amount allowable for Capital Expenditures (after taking into account clause (i) above) for Fiscal Year 1995 exceeded the actual Capital Expenditures of Ames and its Subsidiaries made during Fiscal Year 1995 PLUS (C) Net Cash Proceeds received by the Credit Parties during such Fiscal Year as a result of sales of property (to the extent such sales are permitted pursuant to Section 10.5(b) or 10.5(c) hereof) to the extent such Net Cash Proceeds are applied to Capital Expenditures of the Borrowers during such Fiscal Year PLUS (D) amounts received by the Credit Parties during such Fiscal Year after distribution to those classes of creditors entitled thereto under the Plan of Reorganization and trust created thereunder in respect of the Settlement Agreement attached hereto as Exhibit
10.1 during such Fiscal Year LESS (E) the amount of any unreimbursed costs and expenses incurred by the Credit Parties during such Fiscal Year in connection with the partial roof collapse of the Facility located in Leesport, Pennsylvania PLUS (F) fifty percent (50%) of Cash Flow for Fiscal Year 1996, provided, however, that in no event shall the sum of the amounts in clause (D) less clause (E) be less than zero;

    (iii) with respect to Fiscal Year 1997, by an amount equal to the sum of (A) Excess EBITDA for Fiscal Year 1997 PLUS (B) the amount by which the maximum amount allowable for Capital Expenditures (after taking into account clause (ii) above but without regard to clause
(B) thereof except to the extent any amount was included in such clause (B) by virtue of the sum of the amount reflected in clause
(i)(A) plus the amount, if any, by which the amount in clause (i)(B) exceeded the sum of the amounts reflected in clause (i)(C) plus clause (i)(D)) for Fiscal Year 1996 exceeded the actual Capital Expenditures of Ames and its Subsidiaries made during Fiscal Year 1996 PLUS (C) Net Cash Proceeds received by the Credit Parties during such Fiscal Year as a result of sales of property (to the extent such sales are permitted pursuant to Section 10.5(b) or 10.5(c) hereof) to the extent such Net Cash Proceeds are applied to Capital Expenditures of the Borrowers during such Fiscal Year PLUS (D) amounts received by the Borrowers during such Fiscal Year after distribution to those classes of creditors entitled thereto under the Plan of Reorganization and trust created thereunder in respect of the Settlement Agreement attached hereto as Exhibit 10.1 during such Fiscal Year LESS (E) the amount of any unreimbursed costs and expenses incurred by the Credit Parties during such Fiscal Year in connection with the partial roof collapse of the Facility located in Leesport, Pennsylvania PLUS (F) fifty percent (50%) of Cash Flow forFiscal Year 1997; provided, however, that in no event shall the sum of the amounts in clause (D) less clause (E) be less than zero.

           10.2. LIENS. Create, incur, assume or suffer to exist any Lien upon or defect in title to or restriction upon the use of any of its properties or assets of any character, whether owned at the date hereof or hereafter acquired, or hold or acquire any property or assets of any character under conditional sales, finance lease or other title retention agreements, other than:

         (a) Liens in favor of the Administrative Agent or the Lenders pursuant to this Agreement or the Security Documents;

         (b) (i) Liens for taxes, assessments or governmental charges or levies, provided payment thereof shall not at the time be required in accordance with the provisions of Section 9.2 hereof;

             (ii) deposits, Liens or pledges of cash collateral to secure payments of workmen's compensation and other payments, unemployment and other insurance, old age pensions or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business;

            (iii)  mechanics', workmen's, repairmen's,
    warehousemen's, vendors' or carriers' Liens, or other similar
    Liens arising in the ordinary course of business and securing sums which are not past due, or deposits or pledges to obtain the release of any such Liens;

             (iv) zoning restrictions, encroachments, easements, rights of way, licenses and restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the normal operation of the business of any of the Credit Parties or any of their respective Subsidiaries or the value of such property for the purpose of such business; and

              (v) Liens created by statute or common law in favor of landlords for unpaid rent and related amounts as to which the Administrative Agent is entitled to create a reserve under clause
    (c) of the definition of "Eligible Inventory."

         (c) existing Liens set forth in Schedule 10.2 hereto and any renewals thereof (it being understood that any Liens on said Schedule that secure Existing Debt shall not be permitted to exist after the Closing Date), but not any increase in amount thereof and not any extension thereof to other property;

         (d) purchase money mortgages or other purchase money Liens (including, without limitation, Capital Leases) in favor of non-Affiliates of the Credit Parties and their respective Subsidiaries upon any fixed or capital assets hereafter acquired by any Credit Party or any Subsidiary thereof constituting real property interests or related machinery and equipment, or purchase money mortgages (including, without limitation, Capital Leases) on any such assets hereafter acquired or existing at the time of acquisition of such assets by any Credit Party or any Subsidiary thereof, whether or not assumed, so long as (i) any such Lien does not extend to or cover any other asset of any Credit Party or any of its Subsidiaries, (ii) such Lien secures the obligation to pay the purchase price of such asset (or the obligation under such Capital Leases), interest thereon and other customary incidental obligations relating thereto only and (iii) the scheduled amount required to be paid in respect of all Indebtedness (including Capital Leases, but excluding Indebtedness described on Schedule 1.1(b) hereto) secured by such Liens, whether, for principal, interest or otherwise, shall, together with all Rentals required to be paid, in each case, for any Fiscal Year, shall not exceed $61,400,000;

         (e) Liens on owned real property and Equipment (other than any data processing hardware or other Equipment that is used to store, generate or maintain any computer records, disks, tapes and other media relating to Inventory, Inventory control systems or Accounts) of any Credit Party or Subsidiary thereof released under Section 5.9 hereof which secures Acceptable Subordinated Debt; and

         (f)  Liens arising under the Intercompany Security
    Agreements.

           10.3 INDEBTEDNESS. Create, incur, assume or suffer to exist contingently or otherwise, any Indebtedness, other than:

         (a)  Indebtedness under the Loan Documents;

         (b) unsecured Current Liabilities incurred in the ordinary course of business other than unsecured Current Liabilities for Indebtedness for Borrowed Money;

         (c) Indebtedness of any Credit Party or any Subsidiary thereof secured by Liens permitted by Sections 10.2(b), (c) and
    (d) hereof, but not any increase in amount thereof;

         (d) Indebtedness to the extent expressly permitted by Sections 10.4 and 10.16 hereof;

         (e) existing Indebtedness for Borrowed Money of any Credit Party and its Subsidiaries listed in Schedule 1.1(b) or Schedule
    10.3 hereto (but not any increase in or refinancings, renewals, extensions, replacements or exchanges of any thereof except on terms and conditions acceptable to the Majority Lenders);

         (f)  Acceptable Subordinated Debt;

         (g) Indebtedness evidenced by the Ames Stores Promissory Note, the Intercompany Notes and the Subordinated Intercompany Notes;

         (h) Indebtedness of any Credit Party to Ames pursuant to the Management Agreements; and

         (i) guarantees of any Credit Party (other than any Borrower) of Indebtedness of any other Credit Party, but only to the extent that such Indebtedness is permitted under any other clause of this Section 10.3.

           10.4. LOANS, INVESTMENTS AND GUARANTEES. Lend or advance money or credit to any Person, or invest in (by capital contribution, creation of Subsidiaries or otherwise), or purchase or repurchase the stock or Indebtedness, or all or a substantial part of the assets or properties, of any Person, or enter into any exchange of securities with any Person, or guarantee, assume, endorse or otherwise become responsible for (directly or indirectly or by any instrument having the effect of assuring any Person's payment or performance or capability) the Indebtedness, performance, obligations, stock or dividends of any Person (each of the foregoing, an "Investment"), or agree to do any of the foregoing, other than:

         (a) endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

         (b) (i) Investments in securities issued, or that are directly and fully guaranteed or insured, by the United States Government or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition, (ii) time deposits and certificates of deposit having maturities of not more than twelve months from the date of acquisition of (x) any Lender or (y) any other domestic commercial bank having capital and surplus in excess of $500,000,000, the holding company of which has outstanding commercial paper meeting the requirements specified in clause
    (iv) below, (iii) repurchase agreements with a term of not more than seven (7) days for underlying securities of the types described in clauses (i) and (ii) above (PROVIDED that the underlying securities of the type described in clause (i) may not have maturities of more than six months from the date of acquisition) entered into with any Lender or any other bank meeting the qualifications specified in clause (ii) above or with securities dealers of recognized national standing, PROVIDED that the terms of such agreements comply with the guidelines set forth in the Federal Financial Institutions Examination Council Supervisory Policy Repurchase Agreements of Depositary Institutions With Securities Dealers and Others as adopted by the Comptroller of the Currency on October 31, 1985 (the "Supervisory Policy"), and PROVIDED, FURTHER, that possession or control of the underlying securities is established as provided in the Supervisory Policy, and (iv) commercial paper rated (as of the date of acquisition thereof) at least A-1 or the equivalent thereof by Standard & Poor's Corporation and P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within six (6) months after the date of its acquisition;

         (c) Investments representing stock or obligations issued to any Credit Party or any Subsidiary thereof in settlement of claims against any other Person by reason of a composition or readjustment of debt or a reorganization of any debtor of any Credit Party or such Subsidiary;

         (d) Investments representing the Indebtedness of any Person owing as a result of the sale by any Credit Party or any Subsidiary thereof in the ordinary course of business of products or services (on customary trade terms);

         (e) Investments in the equity of any present Subsidiary or of any other Subsidiary created with the prior written consent of the Majority Lenders, but for each of the foregoing, not any additional investments therein other than increases in Investments solely by reason of increases in the retained earnings of such Subsidiary;

         (f) the Guaranties and other Contingent Obligations permitted under Section 10.3 hereof;

         (g) Investments outstanding on the date hereof and described on Schedule 10.4 hereto, but not any additional investments therein;

         (h) Investments represented by the Collection Accounts and the other bank accounts, if any, permitted hereunder;

         (i) Investments in the Intercompany Notes and the Subordinated Intercompany Notes; and

         (j) Investments of Ames in Indebtedness of any Credit Party pursuant to expenditures made under and contemplated by the Management Agreements.

           10.5 MERGER, SALE OF ASSETS, DISSOLUTION, ETC. Enter into any transaction of merger or consolidation, change its name, acquire all or a substantial portion of the assets of any Person, or transfer, sell, assign, lease, or otherwise dispose of (other than sales by any Borrower or any of its Subsidiaries of Inventory of such Borrower or such Subsidiary in the ordinary course of business) all or any part of its properties or assets, or any of its notes or Accounts, or any stock or Indebtedness of any Credit Party or any Subsidiary thereof, or wind up, liquidate or dissolve, or agree to do any of the foregoing, except, so long as no Default or Event of Default shall have occurred and be continuing for:

         (a) sales for fair consideration of assets (other than Inventory or real property) in the ordinary course of business that constitute (i) worn out or obsolete personal property of such Credit Party or any Subsidiary thereof or (ii) properties of any Credit Party or any Subsidiary thereof no longer necessary for the proper conduct of their respective businesses, having a value in the case of (i) and (ii) taken together, together with the value of all other such property of the Credit Parties and their respective Subsidiaries so sold in the same Fiscal Year, of not greater than $5,000,000;

         (b) sales for fair consideration of properties (other than Facilities that are distribution centers and other than Inventory held for sale outside the ordinary course of business) owned or leased by any Credit Party or any Subsidiary thereof, provided that the aggregate value (based on the greater of cost and fair market value) of all properties permitted to be sold pursuant to this clause (b) shall not exceed, together with assets sold under clause (c) below, $20,000,000 during the term of this Agreement;

         (c) sales of assets set forth in Schedule 13.2(c)(ii) hereof;

         (d) the merger of a wholly-owned Subsidiary of any Credit Party (other than any Subsidiary that is a Borrower) with such Credit Party (so long as such Credit Party is the sole survivor of such merger) or with another wholly-owned Subsidiary of such Credit Party (other than any Subsidiary that is a Borrower); and

         (e) upon thirty days prior Written Notice to the Administrative Agent, any Credit Party or Subsidiary thereof may change its name provided that such entity executes all documentation requested by the Administrative Agent (including, without limitation, UCC financing statements and amendments thereof) in order to protect the Administrative Agent's interest in the Collateral or any other interest of the Administrative Agent under the Loan Documents.

           10.6 DIVIDENDS, REDEMPTIONS AND OTHER PAYMENTS. (a) Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of its capital stock, or purchase, redeem, retire, defease or otherwise acquire for value any capital stock of any Credit Party or any Subsidiary thereof or any other securities or any warrants, rights or options to acquire any such capital stock or other securities, whether now or hereafter outstanding, or make any payment or transfer of any funds to any other Credit Party except for (i) dividend payments made by any Credit Party that is not a Borrower to Ames or any Borrower, (ii) required payments in respect of stock appreciation rights which are outstanding on the date hereof, (iii) the funding of loans evidenced by Intercompany Notes and Subordinated Intercompany Notes (including, without limitation, amounts paid by Ames to other Credit Parties in accordance with the Management Agreement), (iv) amounts payable under the Master Sublease and (v) payments by any Credit Party which is not a Borrower to Ames or a Borrower.

         (b) Make any payment or prepayment of principal or interest on account of, or purchase, defease, acquire or redeem, any Indebtedness for Borrowed Money (or give any notice thereof or establish a sinking fund, reserve or like set aside of funds or other property therefor) other than (i) the Lender Debt, (ii) payments (other than prepayments) of Indebtedness of any Credit Party permitted under paragraphs (b), (c), (d), (g) or (h) of Section 10.3 hereof, in each case, to the extent due and payable, (iii) regularly scheduled payments of Indebtedness of any Credit Party permitted under the Reinstated Debt Documents or under paragraphs (e) or (f) of
Section 10.3 hereof, in each case to the extent due and payable and permitted to be paid by the terms thereof and (iv) a prepayment equal to the lesser of (x) $700,000 and (y) sixty percent (60%) of the then aggregate outstanding balance of the Indebtedness described in item 3 of Schedule 1.1(b) hereto, to retire in full said Indebtedness.

           10.7. TRANSACTIONS WITH AFFILIATES. Except for transactions specifically required or permitted by the terms of this Agreement, enter into or perform any transaction, including, without limitation, the purchase, leasing, sale or exchange of property or assets or the rendering of any service, with any Affiliate of any Credit Party except (i) for any transaction which is in the ordinary course of business of any Credit Party or any Subsidiary thereof, which transaction is upon fair and reasonable terms no less favorable to such Credit Party or Subsidiary than those which could be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Person or (ii) with respect to any transaction between any Credit Party and any of its Subsidiaries, which is on terms more favorable to such Credit Party than such Credit Party could obtain in a comparable arm'slength transaction with a Person not an Affiliate of such Credit Party; PROVIDED, that the Credit Parties may engage in all transactions contemplated by the Management Agreements and all other transactions expressly permitted by this Agreement.

           10.8. ACCOUNTS. Without the prior written consent of the Administrative Agent, voluntarily close any Blocked Account or any Concentration Account.

           10.9. MANAGEMENT COMPENSATION AND OTHER PAYMENTS. Pay, directly or indirectly, any management, consulting or similar fees, make any other payments of any kind in respect of employment, management, consulting, servicing or similar services or in respect of any non-competition or similar agreement or make any other kind of payment of any nature to, any Affiliate of any Credit Party or to any officer, director, member of management or stockholder of any Credit Party or any Affiliate of any thereof, other than (i) payments of salary and ordinary course of business compensation (excluding bonuses) to employees of the Credit Parties and their Subsidiaries in the ordinary course of business and consistent with past practices,
(ii) payments of bonuses to employees of the Credit Parties and their Subsidiaries so long as such bonuses are consistent with the historical practices of such Credit Party or Subsidiary, (iii) payments to employees pursuant to severance arrangements existing on the date hereof, (iv) payments in respect of employment, management, consulting, servicing or similar services that would not be prohibited under Section 10.7 hereof and (v) payments permitted under
Section 10.6 hereof.

           10.10. COMPROMISE OF RECEIVABLES. Compromise or adjust any of the Accounts (or extend the time for payment thereof) or grant any discounts, allowances or credits thereon other than discounts, allowances and credits granted with respect to accounts in the ordinary course of business.

           10.11.  INTENTIONALLY OMITTED.

           10.12.  AMENDMENT AND MODIFICATION OF CERTAIN DOCUMENTS.
(a) Directly or indirectly, amend, modify, supplement, waive compliance with, seek a waiver under, or assent to noncompliance with, any material term (which, in the case of any debt agreement shall include, without limitation, all payment terms and the timing thereof), provision or condition of the Plan of Reorganization or any material agreement entered into in connection therewith, or any Material Contracts, or the articles or certificate of incorporation or by-laws or partnership agreement of any Credit Party or any Subsidiary thereof or any certificate of designation of preferred stock of any thereof or suffer or permit any of the foregoing to lapse or terminate, provided, that this Section 10.12 shall not prohibit any change to the Material Contract listed as item number 3 in Schedule 12.22 hereto if such change shall have received the prior written consent of the Agents.

         (b) Directly or indirectly, amend, modify, supplement, waive compliance with, seek a waiver under, or assent to noncompliance with, any material term or provision of any other agreement, instrument or document to which any Credit Party or any Subsidiary thereof is a party in a manner that could reasonably be expected to have a Material Adverse Effect.

           10.13.  FISCAL YEAR.  Change its Fiscal Year.

           10.14. CHANGE OF BUSINESS. Alter the nature of its business in any material respect.

           10.15. NO NEGATIVE PLEDGES. After the Closing Date, enter into or be subject to, directly or indirectly, including, without limitation, as a non-party Subsidiary of a party to any agreement, any agreement (including, without limitation, any agreement existing on the date of this Agreement, but excluding any document creating or governing any Acceptable Subordinated Debt or any Reinstated Debt Document) prohibiting or restricting, in any manner (including, without limitation, by way of covenant, representation or event of default), (i) the incurrence, creation or assumption of any Indebtedness, or any Lien upon any property of any Credit Party, except restrictions in a Capital Lease or other purchase money financing agreement permitted hereunder relating to the asset financed thereunder, (ii) the sale, disposition or pledge of any asset of any Credit Party, except restrictions in a Capital Lease or other purchase money financing agreement permitted hereunder relating to the asset financed thereunder, (iii) any Capital Expenditures by any Credit Party or (iv) any amendment or supplement to or waiver under this Agreement or any other Loan Document or other document relating to the Lender Debt.

           10.16 RENTAL OBLIGATIONS. Incur, create, assume or permit to exist, in respect of leases of real or personal property, rental obligations or other commitments thereunder (other than Capitalized Lease Obligations) to make any direct or indirect payment, whether as rent or otherwise, for fixed or minimum rentals ("Rentals") for any Fiscal Year, in an amount which would cause a Default under Section 10.2(d) hereof.

           10.17 LEASE-BACKS. Enter into any arrangements, directly or indirectly, with any Person, whereby any Credit Party or any Subsidiary thereof shall sell or transfer any property, whether now owned or hereafter acquired, used or useful in its business, in connection with the rental or lease of the property so sold or transferred or of other property which any Credit Party or any Subsidiary thereof intends to use for substantially the same purpose or purposes as the property so sold or transferred.

           10.18 EQUITY INTERESTS. Issue or sell any of its capital stock or ownership interests or any rights, warrants or options to acquire any of its capital stock or ownership interests, other than Permitted Issuances.

         SECTION 11.  DEFAULTS AND REMEDIES.

           11.1 EVENTS OF DEFAULT. If any one or more of the following events (herein called "Events of Default") shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

         (a) default shall be made in the due and punctual payment of the principal of any of the Revolving Loan or in the due and punctual reimbursement of any payments made by any Issuing Bank under any Letter of Credit (including any L/C Indemnity Agreement) or of any payments made by the Administrative Agent or any Lender to such Issuing Bank in respect of indemnity obligations of such Lender to such Issuing Bank with respect to a Letter of Credit, when and as the same shall become due and payable whether pursuant to Section 2 or 3, at maturity, by acceleration or otherwise; or

         (b) default shall be made in the due and punctual payment of any amount of interest on any of the Revolving Loan or of any fee or other amount owing to any Lender, any Issuing Bank, or the Administrative Agent pursuant to any of the Loan Documents, within five (5) days after such amount of interest, fee or other amount shall become due and payable; or

         (c) default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision (other than as described in clause (a) or (b) above) contained in this Agreement or any other Loan Document or in any instrument or document evidencing or creating any obligation, guaranty or Lien in favor of the Administrative Agent or delivered to the Lenders, any Issuing Bank or the Administrative Agent in connection with or pursuant to this Agreement or any Lender Debt, and, except in the case of the agreements and covenants contained in Sections 9.1(a), (b), (c), (i), (j), (m) and (n), 9.2, 9.3, 9.6 through and including 9.14, 9.16, 9.19 and 9.20 hereof and Section 10 hereof (as to each of which Sections no notice or grace period shall apply), continuance of such default for a period of thirty
    (30) days (or one (1) day in the case of Section 9.1(k) hereof) following the earlier to occur of the giving of Written Notice from the Administrative Agent or any Lender to any Borrower or actual knowledge of such default on the part of any Responsible Officer of any Borrower, or if this Agreement or any other Loan Document or any such other instrument or document shall terminate or be terminated or become void or unenforceable for any reason whatsoever or any Lien created under any Security Document shall cease to be a valid and perfected first priority Lien (except as otherwise permitted by this Agreement) in any of the Collateral purported to be covered thereby, without the written consent of the Administrative Agent; or

         (d) (i) one or more defaults shall occur in the payment of any principal, interest or premium with respect to any Indebtedness for Borrowed Money (including, without limitation, obligations under conditional sales contracts, Capital Leases and the like) of which any Credit Party is principal, guarantor or other surety, and such default shall continue for more than the period of grace, if any, specified therefor in the documents governing same, or (ii) one or more defaults shall occur under any agreement or instrument under or pursuant to which any such Indebtedness for Borrowed Money or obligation may have been issued, created, assumed, guaranteed or secured by any Credit Party and, in the case of clause (ii) of this Subsection 11.1(d), such default shall continue for more than the period of grace, if any, therein specified, or (iii) any such Indebtedness for Borrowed Money or obligation shall be declared due and payable prior to the stated maturity thereof; and the aggregate principal amount of all such Indebtedness for Borrowed Money and obligations as to which any such matters under clause (i), (ii) or (iii) occur shall exceed $3,000,000; or

         (e) any representation, warranty or other statement of fact given herein or in any writing, certificate, report or statement at any time furnished to any Lender, any Issuing Bank or any of the Agents pursuant to or in connection with this Agreement (including, without limitation, any Borrower's Certificate and any Borrowing Base Certificate), any other Loan Document, or any other document or instrument furnished to any Lender, any Issuing Bank or any of the Agents relating to the transactions contemplated by this Agreement, shall be false in any material respect when given or deemed given; or

         (f) any Credit Party shall (i) be unable to pay its debts generally as they become due or admit in writing its inability to pay its debts generally; (ii) file a petition to take advantage of any insolvency act; (iii) make an assignment for the benefit of its creditors; (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; (v) file a petition or answer seeking reorganization or arrangement or similar relief under the Federal Bankruptcy Code or any other applicable law or statute of the United States of America, any state or commonwealth thereof or otherwise; or (vi) by appropriate proceedings of the board of directors of any Credit Party or other governing body, authorize the filing of any such petition, making of such assignment or commencement of such a proceeding; or

         (g) a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Credit Party or of the whole or any substantial part of its properties, or approve a petition filed against any Credit Party seeking reorganization or arrangement or similar relief under the Federal Bankruptcy Code or any other applicable law or statute of the United States of America, any state or commonwealth thereof or otherwise; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of any Credit Party or of the whole or any substantial part of its properties; or if there is commenced against any Credit Party any proceeding for any of the foregoing relief and such proceeding or petition remains undismissed for a period of sixty (60) days; or if any Credit Party by any act indicates its consent to or approval of any such proceeding or petition; or

         (h) (i) a final judgment shall be rendered against a Credit Party which, by itself or with other outstanding final judgments against such or any other Credit Party, exceeds in the aggregate $1,500,000 unless, within thirty (30) days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or unless, within thirty (30) days after the expiration of any such stay, such judgment shall not have been discharged; or (ii) any of the assets of a Credit Party shall be attached, seized, levied upon or subject to an injunction, execution, writ or distress warrant and shall remain unstayed or undismissed for a period of thirty (30) days, which by itself or together with all other attachments, seizures, levies, injunctions, executions, writs or distress warrants against properties of such Credit Party remaining unstayed or undismissed for a period of thirty (30) days, is for an amount in excess of $1,500,000; or (iii) any final non-monetary judgment or order shall be rendered against a Credit Party that could reasonably be expected to have a Material Adverse Effect and if, within thirty (30) days after entry thereof, such non-monetary judgment or order shall not have been discharged or execution thereof stayed pending appeal, or if, within thirty (30) days after the expiration of any such stay, such judgment or order shall not have been discharged; or

         (i) (i) a Reportable Event shall have occurred with respect to a Pension Benefit Plan other than a Reportable Event as to which the provision of 30 days' notice to the PBGC is waived under applicable provisions;

             (ii) any Credit Party or any ERISA Affiliate or an administrator of any Pension Benefit Plan that is subject to Title IV of ERISA shall have terminated or filed a notice of intent to terminate a Pension Benefit Plan under the provisions of Section 4041(c) of ERISA;

            (iii) any Credit Party or any ERISA Affiliate or an administrator of a Pension Benefit Plan shall have received a notice that the PBGC has instituted proceedings to terminate (or appoint a trustee to administer) a Pension Benefit Plan;

            (iv) any other event or condition exists which might reasonably be expected, in the reasonable opinion of the Majority Lenders, to constitute grounds under the provisions of Section 4042(a)(1) or (2) of ERISA for the termination of (or the appointment of a trustee to administer) any Pension Benefit Plan by the PBGC;

             (v) any Credit Party or any ERISA Affiliate has incurred or is likely to incur a liability under the provisions of Section 4063, 4064 or 4201 of ERISA;

            (vi) any Person shall engage in any transaction in connection with which any Credit Party or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to the provisions of Section 502(i) of ERISA or a tax imposed under the provisions of Section 4975 of the Code;

           (vii) any Credit Party or any ERISA Affiliate fails to pay the full amount of any payment which, under the provisions of any Employee Plan or Multiemployer Plan, it is required to pay as contributions thereto or as premiums to the PBGC, or with respect to any Pension Benefit Plans or any installment due under Section 412(m) of the Code or any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA and Section 412 of the Code) shall exist with respect to any Pension Benefit Plan;

          (viii) any Person shall adopt an amendment to any Pension Benefit Plan requiring the provision of security under Section 307 of ERISA or Section 401(a)(29) of the Code;

            (ix) any Person shall enter into an agreement that would obligate a Credit Party or an ERISA Affiliate to make contributions to a Multiemployer Plan or to create, extend or increase an obligation to provide health or medical benefits for retirees (other than at retiree's sole expense) of a Credit Party or an ERISA Affiliate;

    and in each case in clauses (i) through (ix) above, in the opinion of the Majority Lenders, such event or condition, together with all other such events or conditions, could subject a Credit Party or any ERISA Affiliate to any tax, penalty or other liabilities which in the aggregate would be material in relation to the business, operations, liabilities, assets, properties, prospects or condition (financial or otherwise) of such Credit Party or such ERISA Affiliate; or

         (j)  a Change in Control shall occur; or

         (k) any Credit Party shall suspend the operation of a material portion of its business as presently conducted or there shall occur the loss, theft, substantial damage to, condemnation of, exercise of right of eminent domain with respect to or destruction of, any Collateral not fully covered by insurance (except for deductibles), which by itself or with other such losses, thefts, damage, condemnation or destruction of, or exercise of right of eminent domain with respect to, Collateral, shall constitute a Material Adverse Effect; or

         (l) one or more defaults shall occur under the Plan of Reorganization or any Material Contract, and such default(s) shall continue for more than the period of grace, if any, therein specified;

then, and in any such event and at any time thereafter, if such or any other Event of Default shall then be continuing:

            (A) all or any of the following actions may be taken: the Administrative Agent may, at its option unless otherwise directed in writing by the Majority Lenders, or, the Administrative Agent shall, upon the direction of the Majority Lenders, (i) declare any obligation to lend or issue or cause the issuance of Letters of Credit hereunder terminated, whereupon such obligation to make further loans or issue or cause the issuance of Letters of Credit hereunder, as the case may be, shall terminate immediately, (ii) demand that Letter of Credit Cash Collateral be provided to secure all outstanding Letter of Credit Obligations (and the Borrowers and the other Credit Parties agree to provide such Letter of Credit Cash Collateral if such demand is made), (iii) adjust the Borrowing Base of any Borrower for any reason and based on any considerations whatsoever by establishing reserves, making determinations of Eligible Inventory, revising standards of eligibility of Eligible Inventory or decreasing from time to time the advance rate percentages set forth in the definition of "Borrowing Base" (as such rates may theretofore have been reduced in accordance with the provisions of this Agreement), and (iv) declare any or all of the Lender Debt to be due and payable, and the same, all interest accrued thereon and all other obligations of each of the Borrowers to the Administrative Agent, each Issuing Bank and the Lenders under or in connection with the Loan Documents shall forthwith become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Lender Debt to the contrary notwithstanding; PROVIDED, HOWEVER, that notwithstanding the above, if there shall occur an Event of Default under paragraph (f) or (g) above (other than under clause (i) of paragraph (f)), then the obligation of the Lenders to lend and of any Issuing Bank to issue or cause the issuance of any Letters of Credit hereunder shall automatically terminate and any and all of the Lender Debt shall be immediately due and payable without any action by the Administrative Agent, any Issuing Bank or any Lender;

            (B) subject to the terms of this Agreement and the other Loan Documents, the Credit Parties hereby agree that to the extent permitted by applicable law the Administrative Agent shall have and may exercise all rights and remedies of a mortgagee or a secured party under the UCC in effect in the State of New York at such time, whether or not applicable to the affected Collateral, and otherwise, including, without limitation, the right to foreclose the Liens granted herein or in any of the Security Documents by any available judicial procedure and/or to take possession of any or all of the Collateral, the other security for the Lender Debt and the books and records relating thereto, with or without judicial process; for the purposes of the preceding sentence, the Administrative Agent may enter upon any or all of the premises where any of the Collateral, such other security or books or records may be situated and take possession and remove the same therefrom; and

            (C) the Administrative Agent shall have the right, subject to the terms of this Agreement and the other Loan Documents, to determine which rights, Liens or remedies it shall at any time pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of them or any of the Lenders' or any Issuing Bank's rights hereunder; and any moneys, deposits, Accounts, balances or other property which may come into any Lender's, any Issuing Bank's or the Administrative Agent's hands at any time or in any manner, may be retained by such Lender, any Issuing Bank or the Administrative Agent and applied to any of the Lender Debt.

           11.2. SUITS FOR ENFORCEMENT. In case any one or more Events of Default shall occur and be continuing, the Administrative Agent on behalf of the Administrative Agent, each Issuing Bank and the Lenders may proceed to protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any document or instrument delivered in connection with or pursuant to this Agreement or any other Loan Document, or to enforce the payment of the Lender Debt or any other legal or equitable right or remedy.

           11.3 RIGHTS AND REMEDIES CUMULATIVE. No right or remedy herein conferred upon the Lenders, any Issuing Bank or the Administrative Agent is intended to be exclusive of any other right or remedy contained herein or in any instrument or document delivered in connection with or pursuant to this Agreement or any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

           11.4. RIGHTS AND REMEDIES NOT WAIVED. To the maximum extent permitted by applicable law, no course of dealing between any of the Credit Parties and any Lender, any Issuing Bank or any of the Agents or any failure or delay on the part of any Lender, any Issuing Bank or any of the Agents in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of the Lenders, any Issuing Bank or any of the Agents and no single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.

           11.5 APPLICATION OF PROCEEDS. After the occurrence of an Event of Default and acceleration of the Lender Debt as herein provided, the proceeds of the Collateral and of property of Persons other than the Credit Parties securing the Lender Debt and collections from each Guaranty shall be applied by the Administrative Agent to payment of the Lender Debt in the following order, unless a court of competent jurisdiction shall otherwise direct:

            (i) FIRST, to payment of all costs and expenses of the Administrative Agent, each Issuing Lender and the Lenders incurred in connection with the preservation, collection and enforcement of the Lender Debt or any Guaranties, or of any of the Liens granted to the Administrative Agent pursuant to the Security Documents or otherwise, including, without limitation, any amounts advanced by the Administrative Agent or any Lenders to protect or preserve the Collateral;

           (ii) SECOND, to payment of that portion of the Lender Debt constituting accrued and unpaid interest and fees and indemnities payable under Sections 2, 3 and 4 hereof, ratably amongst the Administrative Agent, each Issuing Lender and the Lenders in accordance with the proportion which the accrued interest and fees and indemnities payable under Sections 2, 3 and 4 hereof constituting the Lender Debt owing to the Administrative Agent, each Issuing Lender and each such Lender at such time bears to the aggregate amount of accrued interest and fees and indemnities payable under Sections 2, 3 and 4 hereof constituting the Lender Debt owing to the Administrative Agent, each Issuing Lender and all of the Lenders at such time until such interest, fees and indemnities shall be paid in full;

          (iii) THIRD, to the Administrative Agent in an amount equal to the then aggregate contingent Letter of Credit Obligations (to the extent that such obligations exceed Letter of Credit Cash Collateral securing the payment of same) to be held by the Administrative Agent for the payment of such Letter of Credit Obligations when and if due and payable;

           (iv) FOURTH, to payment of the principal of the Lender Debt (which shall exclude all contingent Letter of Credit Obligations and shall include all the other unpaid Letter of Credit Obligations), ratably amongst the Lenders and each Issuing Lender in accordance with the proportion which the principal amount of such Lender Debt owing to each such Lender and Issuing Lender bears to the aggregate principal amount of such Lender Debt owing to all of such Lenders and Issuing Lenders until such principal of such Lender Debt shall be paid in full;

            (v) FIFTH, to the payment of all other Lender Debt, ratably amongst the Lenders in accordance with the proportion which the amount of such other Lender Debt owing to each such Lender bears to the aggregate principal amount of such other Lender Debt owing to all of the Lenders until such other Lender Debt shall be paid in full; and

           (vi) SIXTH, the balance, if any, after all of the Lender Debt has been satisfied, shall, except as otherwise provided in the Security Documents, be deposited by the Administrative Agent in an account designated by the Borrowers, or paid over to such other Person or Persons as may be required by law.

         In the event that the amount of monies received by the Administrative Agent under clause (iii) above with respect to a Letter of Credit for which there are contingent Letter of Credit Obligations at the time of the Administrative Agent's receipt of such monies shall, together with any Letter of Credit Cash Collateral securing such contingent Letter of Credit Obligations which is not securing other Lenders Debt, exceed the amount of actual payments the applicable Issuing Bank shall have made with respect to such Letter of Credit after the Administrative Agent's receipt of such monies, which determination shall be made after such Letter of Credit has been terminated or has expired, then the Administrative Agent shall apply such excess monies and Letter of Credit Cash Collateral in accordance with this Section 11.5.

         SECTION 12.  REPRESENTATIONS AND WARRANTIES.

         Each of the Credit Parties hereby represents and warrants as follows (which representations and warranties shall survive the execution and delivery of this Agreement and the making of each Revolving Advance and shall be deemed to be incorporated in each Borrower's Certificate submitted to the Administrative Agent pursuant to Section 2.4 hereof, and shall be deemed repeated and confirmed with respect to, and as of the date of, each borrowing hereunder (whether requested by any Borrower or deemed requested by any Borrower) and of each issuance of a Letter of Credit):

           12.1. CORPORATE AND PARTNERSHIP STATUS. (a) Each Credit Party is a duly organized and validly existing corporation or partnership, as the case may be, in good standing under the laws of the state of its incorporation or organization with perpetual corporate or partnership existence, as the case may be. Each Credit Party has the corporate or partnership power and authority, as the case may be, to own its properties and to transact the business in which it is engaged or presently proposes to engage.

         (b) Each Credit Party is qualified as a foreign corporation or partnership, as the case may be, and in good standing in each other jurisdiction in which it owns or leases property of a nature, or transacts business of a type, that would make such qualification necessary, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

         (c) The capital stock or partnership interests, as the case may be, of each Credit Party is owned as set forth on Schedule 12.1 hereto free and clear of all Liens, except in favor of the Administrative Agent for the benefit of the Agents and the ratable benefit of the Lenders.

         (d) None of the Credit Parties has any Subsidiaries except as set forth in Schedule 12.1 hereto, which Schedule 12.1 correctly sets forth the name of each such Subsidiary, its jurisdiction of incorporation or formation, as the case may be, and a statement of the outstanding capitalization and ownership of capital stock or partnership interests of each such Subsidiary as of the date of delivery of said Schedule 12.1.

           12.2 POWER AND AUTHORITY. Each of the Credit Parties has the corporate or partnership power and authority, as the case may be, to execute, deliver and perform the terms and provisions of this Agreement and the other Loan Documents to which it is a party and all instruments and documents delivered by it pursuant thereto and hereto and each of the Credit Parties has duly taken or caused to be duly taken all necessary corporate or partnership action, as the case may be, (including, without limitation, the obtaining of any consent of stockholders or partners required by law or its certificate of incorporation, by-laws or partnership agreement), to authorize the execution, delivery and performance of this Agreement and each other Loan Document, in each case, to which it is a party, and the instruments and documents delivered by it pursuant thereto and hereto. Each of this Agreement, the other Loan Documents and each of the other instruments and documents executed and delivered by any of the Credit Parties pursuant hereto and thereto to which it is a party constitutes a legal, valid and binding obligation of such Person, and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by general equity principles.

           12.3 NO VIOLATION OF AGREEMENTS. None of the Credit Parties is in violation of any provision of its certificate or articles of incorporation or its by-laws or its partnership agreement, as the case may be, or is in default under any indenture, mortgage, deed of trust, agreement or other instrument to which any of them is a party or by which any of them may be bound, which default could reasonably be expected to have a Material Adverse Effect. Neither the execution and delivery of this Agreement, the other Loan Documents or any of the instruments and documents to be delivered pursuant hereto or thereto, the consummation of the transactions herein and therein contemplated nor the compliance with any of the provisions hereof or thereof, will violate any provision of the certificate or articles of incorporation or by-laws or partnership agreement, as the case may be, of any Credit Party or any law or regulation, or any order or decree of any court or governmental instrumentality, or will (i) conflict with, or result in the breach of, or constitute a default or permit termination under, any lease, indenture, mortgage, deed of trust, agreement or other instrument to which any Credit Party is a party or by which any of them or their respective properties may be bound, or (ii) except for Liens in favor of the Administrative Agent for the benefit of the Lenders, result in the creation or imposition of any Lien upon any property of any Credit Party.

           12.4.  NO LITIGATION.  (a)  Except as set forth in
Schedule 12.4 hereto, there are no actions, suits or proceedings pending, or, to the best knowledge of any Borrower threatened, against any of the Credit Parties or any of their respective Subsidiaries before any court, arbitrator or governmental or administrative body or agency which challenge the validity or propriety of the transactions contemplated under this Agreement, the other Loan Documents or the documents, instruments and agreements executed or delivered in connection herewith, therewith or related thereto, or which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

         (b) No Credit Party or any Subsidiary thereof is in default under any applicable statute, rule, order, decree or regulation of any court, arbitrator or governmental body or agency having jurisdiction over such Credit Party or Subsidiary, which default could reasonably be expected to have a Material Adverse Effect.

         (c) No judgment, order, injunction or other similar restraint with respect to any Credit Party or any Subsidiary thereof exists which prohibits any of the other transactions contemplated hereby or in connection therewith or herewith.

           12.5. GOOD TITLE TO PROPERTIES. (a) Schedule 12.5 hereto correctly identifies, categorized by each Credit Party or Subsidiary of any Credit Party, (x) each parcel of real estate owned by any Credit Party or any Subsidiary of any Credit Party, together in each case with an accurate street address and description of the use of such parcel, (y) each parcel of real estate leased by or to any Credit Party or any Subsidiary of any Credit Party, together in each case with an accurate street address and description of the use of such parcel, and (z) each other interest in real property owned, leased or granted to or held by any Credit Party or any Subsidiary of any Credit Party. Each of the Credit Parties and their respective Subsidiaries owns good and marketable, indefeasible fee simple title to all of the real estate described on Schedule 12.5 hereto as being owned by such Credit Party or Subsidiary thereof free and clear of all Liens or other encumbrances of any kind, except Liens permitted under Section 10.2 hereof. Except as set forth on Schedule 12.5 hereto:

              (i) no structure owned or leased by any Credit Party or any Subsidiary thereof fails to conform with applicable ordinances, regulations, zoning laws and restrictive covenants nor encroaches upon property of others, nor is any such real property encroached upon by structures of others in any case in any manner that could reasonably be expected to have a Material Adverse Effect;

             (ii) no charges or violations have been filed, served, made or threatened, to the knowledge of any Credit Party against or relating to any such property or structure or any of the operations conducted at any such property or structure, as a result of any violation or alleged violation of any applicable ordinances, requirements, regulations, zoning laws or restrictive covenants or as a result of any encroachment on the property of others where the effect of same could reasonably be expected to have a Material Adverse Effect;

            (iii) other than pursuant to applicable laws, rules, regulations or ordinances, covenants that run with the land, Liens permitted under Section 10.2 hereof or provisions in the applicable leases or matters described on Schedule 12.5 hereto, there exists no restriction on the use, transfer or mortgaging of any such property;

             (iv) each Credit Party and each of its Subsidiaries has adequate permanent rights of ingress to and egress from any such property used by it for the operations conducted thereon;

              (v) there are no developments affecting any of the real property or interests therein identified in Schedule 12.5 hereto pending or threatened that could reasonably be expected to have a Material Adverse Effect;

             (vi) neither any Credit Party nor any Subsidiary thereof has any option (other than under any lease disclosed in Schedule 12.5 hereto) in, or any right or obligation to acquire any interest in, any real property;

            (vii) all permits, licenses and approvals from governmental bodies, agencies or authorities having jurisdiction over each such property which are necessary or required to permit the use and occupancy of such property for the purposes for which it is now used have been duly and validly issued and are in full force and effect, except for permits, licenses or approvals which, if not in full force and effect could not reasonably be expected to have a Material Adverse Effect;

           (viii) the Credit Parties or their respective Subsidiaries have all the right, title and interest of the lessee in each such lease and presently occupy the property leased by them as lessee under each such lease to the extent not subleased; no consent under any such lease is necessary for the consummation of the transactions contemplated hereby; no event has occurred which (with the giving of notice or passage of time or both) would impair any right of such party to exercise and obtain the benefits of any options contained in any such lease; and there is no default under or any reasonable basis for acceleration or termination of, nor has any event occurred which (with the giving of notice or passage of time or both) would constitute a default under, any such lease, except for any such default which could not reasonably be expected to have a Material Adverse Effect; and

             (ix) municipal water service, storm sewer, sanitary sewer facilities, and telephone, electric and gas service are available to serve all parcels of real property identified in
    Schedule 12.5 hereto at the lot lines of such parcels, except where the failure to have such availability could not reasonably be expected to have a Material Adverse Effect.

         (b) Except as set forth on Schedule 12.5(b) hereto, the buildings, improvements and fixtures of each Credit Party and their respective Subsidiaries are in all material respects structurally sound with no known material defects and are in good operating condition and repair, normal wear and tear excepted.

         (c) Neither the whole nor any material portion of the property hereto or leaseholds of the Credit Parties or any of their Subsidiaries described on Schedule 12.5 hereto is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any governmental body or other entity with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed to any Credit Party or any Subsidiary thereof.

         (d)  Each of the Credit Parties and their respective
Subsidiaries owns good and marketable title to, or valid leasehold interests in or license rights in, all of the material property and assets necessary to properly conduct its business subject to no Liens except the Liens permitted pursuant to Section 10.2 hereof.

           12.6. FINANCIAL STATEMENTS AND CONDITION. (a) Each of the Financial Statements presents fairly in accordance with GAAP (i) the financial position of Ames and its Subsidiaries as of the date of such financial statements and (ii) the results of operations of Ames and its Subsidiaries for such period. Neither Ames nor any of its Subsidiaries had any direct or indirect material contingent liabilities as of the date of the Financial Statements which are not reserved for therein or which in accordance with GAAP would have to be included in footnotes thereto. Each of the Financial Statements has been prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved (except as otherwise described therein). There has been no material adverse change in the business, operations, liabilities, assets, properties, prospects or condition (financial or otherwise) of Ames and its Subsidiaries, taken as a whole, since the Reference Date.

         (b) Each Agent and each Lender has been furnished projections, dated March 14, 1994 attached hereto as Exhibit 12.6(b) hereto, (as the same may be supplemented or amended as required by, and with the approval of, the Lenders, the "Projections") as to the future performance of Ames and its Subsidiaries. No fact is known to any Credit Party as of the Closing Date which would have a material adverse effect on the business, operations, liabilities, assets, properties, prospects or condition (financial or otherwise) of Ames and its Subsidiaries, taken as a whole, that has not been set forth in the financial statements referred to in this Section 12.6 or disclosed herein or otherwise disclosed to the Administrative Agent in writing prior to the Closing Date. The Projections are based upon reasonable estimates and assumptions, all of which are reasonable in light of the conditions which existed at the time the Projections were made, have been prepared on the basis of the assumptions stated therein, and reflect as of the Closing Date the reasonable estimate of Ames of the results of operations and other information projected therein, it being recognized that such Projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by such Projections may differ materially from the Projections.

         (c) Pursuant to Section 6.2 of this Agreement, each Agent and each Lender has been furnished with a pro forma balance sheet of Ames and its Subsidiaries taking into account all transactions contemplated hereby. As of the Closing Date, neither Ames nor any of its Subsidiaries has any material liabilities, contingent or otherwise, which are not referred to in such balance sheet or in the notes thereto and which are required to be disclosed therein in accordance with GAAP.

         (d) As of the Closing Date, there has been no material adverse change in the level of vendor and trade support for Ames and its Subsidiaries.

           12.7.  TRADEMARKS, PATENTS, ETC.  Each of the Credit
Parties owns or possesses all the trademarks, trade names, copyrights, patents, licenses or rights in any thereof adequate for the conduct of its business, without, to the best of its knowledge, conflict with the rights or claimed rights of others.

           12.8. TAX LIABILITY. All federal income tax returns required to be filed by Ames and its Subsidiaries (and each Affiliate with which Ames or its Subsidiaries files consolidated, combined or unitary returns) and all other material tax returns, reports and statements, domestic or foreign, have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all Charges and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid or adequate reserves have been established in respect thereof in accordance with GAAP. Each of Ames and its Subsidiaries (and each such Affiliate) has paid when due and payable all material Charges required to be paid by it. Proper and accurate amounts have been withheld by Ames and its Subsidiaries (and each such Affiliate) from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies. Schedule 12.8 sets forth, for each of Ames and its Subsidiaries (and each such Affiliate), those taxable years for which its tax returns have been within the twelve (12) month period preceding the Closing Date or are being audited as of the date hereof by the Internal Revenue Service or, in the case of any material Tax, any other applicable governmental authority. No issue has been raised in writing or, if not in writing, to any Credit Party's knowledge in any such examination that, by application of similar principles, reasonably may be expected to result in assertion of a material deficiency for any other taxable year not so examined that has not been accrued on the Financial Statements that would be required to be so accrued in accordance with GAAP. Except as described on Schedule 12.8 hereto, neither Ames nor any of its Subsidiaries has, as of the date hereof, executed or filed with the Internal Revenue Service or, to its knowledge, any other governmental authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. Neither Ames nor any of its Subsidiaries has agreed or has been requested to make any adjustment under Code Section 481(a) by reason of a change in accounting method initiated by Ames or any of its Subsidiaries. Except as described on Schedule 12.8 hereto, neither Ames nor any of its Subsidiaries has any obligation under any tax sharing agreement.

           12.9 GOVERNMENTAL ACTION. No action of, or filing with, any governmental or public body or authority (other than normal reporting requirements or filing as to Collateral under the provisions of Section 5 hereof) is required to authorize, or is otherwise required in connection with, the execution, delivery or performance of this Agreement, the Security Documents, any Guaranty, the Notes, the other Loan Documents or any of the instruments or documents to be delivered pursuant hereto or thereto, except such as have been made or will be made as contemplated by such agreements.

           12.10. DISCLOSURE. Neither the Schedules hereto, nor the Financial Statements, nor the certificates, statements, reports or other documents furnished to any Lender or the Administrative Agent by or on behalf of any of the Credit Parties in connection herewith or in connection with any transaction contemplated hereby, nor this Agreement or any other Loan Document, contains, at the time furnished, any untrue statement of a material fact or omits to state any material fact (known to any such Person in the case of any docu-ment not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

           12.11 FEDERAL RESERVE REGULATIONS; SECURITIES LAWS. None of the Credit Parties or any of their respective Subsidiaries owns any "margin stock" as such term is defined in Regulation U, as amended (12 C.F.R. Part 221), of the Board. The proceeds of the borrowings made hereunder will be used only for the purposes set forth in Section 8 hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute the Loans under this Agreement a "purpose credit" within the meaning of said Regulation U or Regulation X (12 C.F.R. Part 224) of the Board. None of the Credit Parties or any of their respective Subsidiaries or any agent acting in its behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board (including, without limitation, Regulation G, T, U or X thereof) or to violate the Exchange Act or any applicable state securities laws.

           12.12. INVESTMENT COMPANY. None of the Credit Parties or any of their respective Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the
Investment Company Act of 1940, as amended (15 U.S.C.    80a-1, ET
SEQ.). None of the transactions contemplated by this Agreement or the other Loan Documents shall violate the Investment Company Act of 1940, as amended.

           12.13. EMPLOYEE BENEFIT PLANS. Neither any Credit Party nor any ERISA Affiliate maintains or contributes to any Employee Plan or any Multiemployer Plan other than those listed on Schedule 12.13 hereto. Each Employee Plan of any Credit Party or any ERISA Affiliate, which is not a Multiemployer Plan and which is intended to be tax qualified under Code Section 401(a) has been determined by the Internal Revenue Service to qualify under Code Section 401, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Code Section 501. Nothing has occurred which would cause the loss of such qualification or the imposition of any Code or ERISA material tax liability or penalty to any Credit Party, or any ERISA Affiliate. With respect to each Employee Plan, all reports required under ERISA or any other applicable law or regulation to be filed by any Credit Party or any ERISA Affiliate with the relevant governmental authority have been duly filed and all such reports are true and correct in all material respects as of the date given. Neither any Credit Party nor any ERISA Affiliate has engaged in a "prohibited transaction," as such term is defined in Code Section 4975 and Title I of ERISA, in connection with any Employee Plan which would subject any Credit Party or any ERISA Affiliate (after giving effect to any exemption) to a material tax or penalty on prohibited transactions imposed by Code Section 4975 or
Section 502 of ERISA. No Pension Benefit Plan has incurred an ERISA Event, nor has any accumulated funding deficiency (as defined in Code
Section 412(a)) been incurred, nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Benefit Plan. The value of the assets of each Pension Benefit Plan subject to Title IV of ERISA equalled or exceeded the present value of the "benefit liabilities," as defined in Title IV of ERISA of each such Plan as of the end of the preceding plan year using Plan actuarial assumptions as in effect for such plan year.
The funding methods used in connection with each Pension Benefit Plan are acceptable under ERISA and the actuarial assumptions and methods used in connection with such funding are reasonable. There are no claims (other than claims for benefits in the normal course), actions or lawsuits asserted or instituted against, and neither any Credit Party nor any ERISA Affiliate has knowledge of any threatened litigation or claims against (i) the assets of any Pension Benefit Plan or against any fiduciary of such Plan with respect to the operation of such Plan or (ii) the assets of any employee welfare benefit plan within the meaning of ERISA Section 3(l) or against any fiduciary thereof with respect to the operation of any such plan. Neither any Credit Party nor any ERISA Affiliate has incurred (a) any liability to the PBGC (other than routine claims and premium payments), (b) any withdrawal liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from a Multiemployer Plan or (c) any liability under ERISA Section 4062 to the PBGC, or to a trustee appointed under ERISA Section 4042. No Credit Party or ERISA Affiliate has been notified or otherwise has knowledge that any Multiemployer Plan is insolvent or in reorganization within the meanings of Sections 4245 and 4241 of ERISA. Neither any Credit Party nor any ERISA Affiliate nor any organization to which any Credit Party or any such ERISA Affiliate is a successor or parent corporation within the meaning of ERISA Section 4069(b) has engaged in a transaction within the meaning of ERISA Section 4069. Neither any Credit Party nor any ERISA Affiliate maintains an established welfare benefit plan within the meaning of Section 3(1) of ERISA, other than those listed on Schedule
12.13 hereto, which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and the regulations thereunder or by applicable state statutory law. Each Credit Party and each ERISA Affiliate maintaining a welfare benefit plan within the meaning of Section 3(1) of ERISA has complied with the notice and continuation coverage requirements of COBRA and the regulations thereunder so as not to result in any material loss of deduction under Section 162 of the Code or any material tax, penalty or liability to any such Credit Party or any such ERISA Affiliate.

           12.14. PERMITS, LAWS, ETC. (a) Each Credit Party and each Subsidiary thereof possesses all material permits, licenses, approvals and consents of Federal, state and local governments and regulatory authorities required to conduct properly its business as presently conducted and proposed to be conducted;

         (b) Each such permit, license, approval and consent is and will be in full force and effect, and no event has occurred which permits the revocation or termination of any such permit, license, approval or consent or the imposition of any restriction thereon of such nature as may materially limit the operation of the business covered thereby;

         (c) All approvals, applications, filings, registrations, consents or other actions required of any local, state or Federal authority to enable each Credit Party and its Subsidiaries to use any such permit, license, approval or consent has been obtained or made;

         (d) Neither any Credit Party nor any Subsidiary of any Credit Party (i) is in violation of any governmental, environmental, labor, ERISA or other regulation, rule or law or any duty or obligation required by law or any regulation, rule or law applicable to the operation of any of its businesses, or (ii) has received any Written Notice from the granting body or any other governmental authority with respect to any material breach of any covenant under, or any material default with respect to, any such permit, license, approval or consent;

         (e) Immediately before and upon giving effect to this Agreement, the Notes and the other Loan Documents, no material default shall have occurred and be continuing under any such permit, license, approval or consent;

         (f) All consents and approvals of, filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required to maintain any such permit, license, approval or consent in full force and effect prior to the scheduled date of expiration thereof has been, or, prior to the time when required, will have been, obtained, given, filed or taken and are or will be in full force and effect;

         (g) There is not pending or, to the knowledge of any Borrower, threatened, any action to revoke, cancel, suspend, modify or refuse to renew any such permit, license, approval or consent and each business covered by each such permit, license, approval or consent is being operated in substantial compliance with such permit, license, approval or consent;

         (h) There is not now issued or outstanding or, to the knowledge of any Borrower, threatened any notice of any hearing, violation or complaint against such Credit Party or Subsidiary thereof with respect to any such permit, license, approval or consent and no Credit Party or Subsidiary thereof has any knowledge that any Person intends to contest the renewal of any such permit, license, approval or consent;

and in the case of clauses (a) through (h) of this Section 12.14, the breach of which could not reasonably be expected to have a Material Adverse Effect.

           12.15.  ENVIRONMENTAL STATUS.  Except as disclosed on
Schedule 12.15 hereto (i) the operations of each of the Credit Parties and each of their respective Subsidiaries comply in all material respects with all applicable Environmental Laws; (ii) each of the Credit Parties and each of their respective Subsidiaries have obtained all material environmental, health and safety Permits necessary for their operation, and all such Permits are valid, and in good standing and each of the Credit Parties and each of their respective Subsidiaries are in compliance in all material respects with all terms and conditions of such Permits; (iii) each of the Credit Parties and each of their respective Subsidiaries and all of their present Facilities or operations, as well as to the knowledge of each of the Credit Parties and their respective Subsidiaries their past Facilities or operations, are not subject to any material outstanding written order or agreement with any governmental authority or private party respecting (a) any Environmental Laws, (b) any Remedial Action, or (c) any Environmental Claims arising from the Release of a Contaminant into the environment; (iv) none of the operations of any Credit Party or any of their respective Subsidiaries is subject to any material judicial or administrative proceeding under any Environmental Law; (v) to the best of the knowledge of the Credit Parties, none of the operations of any Credit Party or any of their respective Subsidiaries is the subject of any Federal or state investigation evaluating whether any material Remedial Action is needed to respond to a Release of any Contaminant into the environment; (vi) neither any Credit Party nor any Subsidiary thereof or to the knowledge of the Credit Parties any predecessor of any Credit Party or any Subsidiary thereof has filed any notice under Federal or state law indicating past or present treatment, storage, or disposal of a hazardous waste or reporting a spill or Release of a Contaminant into the environment where such treatment, storage and disposal would result in a material liability;
(vii) to the best of the knowledge of the Borrowers, neither any Credit Party nor any of their respective Subsidiaries has any material contingent liability in connection with any Release of any Contaminant into the environment; (viii) none of the Credit Parties' or any of their respective Subsidiaries' operations involve the generation, transportation, treatment or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, other than in material compliance with Environmental Law; (ix) neither any Credit Party nor any of their respective Subsidiaries has disposed of any Contaminant by placing it in or on the ground or waters of any premises owned, leased or used by any Credit Party or such Subsidiary and to the knowledge of the Credit Parties neither has any lessee, prior owner, or other person where such disposal could reasonably be expected to result in a material liability; (x) no underground storage tanks or surface impoundments are on the Facilities of any Credit Party or any Subsidiary thereof, other than in material compliance with Environmental Law; and (xi) no Lien in favor of any governmental authority for (A) any liability under Environmental Laws or regulations, or (B) damages arising from or costs incurred by such governmental authority in response to a Release of a Contaminant into the environment, has been filed or attached to the Facilities of any Credit Party or any subsidiary thereof; provided that a breach of a representation under this
Section 12.15 by any Credit Party or any of their respective current or former Subsidiaries shall not constitute an Event of Default under
Section 11.1 unless such breach could reasonably be expected to result in a Material Adverse Effect. The foregoing representations and warranties shall survive the expiration or earlier termination of this Agreement until such time as the environmental indemnity referred to in Section 9.15 hereof is terminated.

           12.16. SOLVENCY. Both before and after giving effect to the initial Advances, each of the Credit Parties is Solvent.

           12.17.  INTENTIONALLY OMITTED.

           12.18. BANK ACCOUNTS. The names and addresses of all the banks holding one or more deposit accounts of any Credit Party (categorized by each Credit Party), together with the account numbers of the bank accounts at such banks, are specified in Schedule 12.18 hereto. The Credit Parties have no other deposit accounts other than as set forth on Schedule 12.18 hereto or as otherwise disclosed in a Written Notice furnished to the Administrative Agent.

           12.19. LABOR MATTERS. There are no strikes or other labor disputes against any Credit Party or any of their respective Subsidiaries pending or threatened which could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Credit Parties and their respective Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters the violation of which could reasonably be expected to have a Material Adverse Effect. All payments due from any Credit Party or any of their respective Subsidiaries on account of employee health and welfare insurance which could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of such Credit Party or such Subsidiary. Except as set forth on
Schedule 12.19 hereto, there are no collective bargaining or other labor agreements covering any employees of any Credit Party or any of its Subsidiaries.

           12.20.  OTHER VENTURES.  Except as set forth in Schedule
12.20 hereto, neither any Credit Party nor any Subsidiary thereof is engaged in any joint venture or partnership with any other Person, except that Zayre Central and Zayre New England are the sole general partners of Ames Stores.

           12.21 BROKERS AND CONSULTANTS. No broker, finder or consultant acting on behalf of any Credit Party or any of their respective Subsidiaries brought about the obtaining, making or closing of the loans made pursuant to this Agreement and neither any Credit Party nor any Subsidiary thereof has any obligation to any Person in respect of any finder's, consulting or brokerage fees in connection with the Advances contemplated by this Agreement.

           12.22 MATERIAL CONTRACTS. Schedule 12.22 sets forth all the contracts, agreements and documents (other than those set forth on any other Schedule hereto or constituting an Exhibit hereto) that materially affect or relate to the business or operations of any Credit Party or any of their respective Subsidiaries (including, without limitation, all Material Contracts).

         SECTION 13.  MISCELLANEOUS.

           13.1. COLLECTION COSTS. If an Event of Default occurs, the Borrowers shall pay all court costs and costs of collection paid or incurred by the Administrative Agent, any Co-Agent and any Lender in connection with the Lender Debt, the Collateral and the Loan Documents, including, without limitation, reasonable fees, expenses and disbursements of counsel (including the allocated costs and expenses of in-house counsel) employed in connection with any and all collection efforts. The attorney's fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel in any way or with respect to or arising out of or in connection with or relating to any of the events or actions described in this Section 13 shall be payable by the Borrowers to the Administrative Agent, any Co-Agent, each Issuing Lender or the Lenders, as the case may be, on demand, and shall be additional obligations under this Agreement. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: recording costs, appraisal costs, paralegal fees, costs and expenses; accountants' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; telecopier charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with any of the foregoing.

           13.2 AMENDMENT, MODIFICATION AND WAIVER. (a) No amendment, modification or waiver of any provision of the Loan Documents and no consent by the Administrative Agent, any Co-Agent, any Issuing Lender or the Lenders to any departure therefrom by any of the Credit Parties shall be effective unless such amendment, modification or waiver shall be in writing and signed by a duly authorized officer of the appropriate Credit Party, the Administrative Agent, any Co-Agent, the Lenders, each Issuing Lender or the Majority Lenders, as the case may be (as more fully described below), and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing.

         (b) Except as otherwise provided herein, no notice to or demand on any of the Credit Parties in any case shall entitle any of the Credit Parties to any other or further notice or demand in similar or other circumstances.

         (c) Any term or provision of any Loan Document may be amended or modified and the observance of any provision of any Loan Document may be waived with the written consent of the Credit Parties being a party to such Loan Document and the Majority Lenders; PROVIDED, HOWEVER, that no such amendment, modification or waiver shall, without the prior written consent of the Administrative Agent, amend or waive any of the provisions of Section 3, 4.7, 7.2, 13.13 or
13.15 of this Agreement, or otherwise change any of the rights or obligations of the Administrative Agent in such capacity under any of the Loan Documents; PROVIDED, FURTHER, that no such amendment, modification or waiver shall, without the prior written consent of the Co-Agents, amend or waive any of the provisions of Section 13.14 of this Agreement, or otherwise change any of the rights or obligations of the Co-Agents in their capacities as such under any of the Loan Documents; PROVIDED, FURTHER, that no such amendment, modification or waiver shall, without the prior written consent of each Issuing Lender which has any Letters of Credit, or any commitment to issue Letters of Credit, outstanding, amend or waive any of the provisions of Section 3 of this Agreement or otherwise materially adversely affect any of the rights or obligations of such Issuing Lender under any of the Loan Documents; and PROVIDED, FURTHER, that no such amendment, modification or waiver shall, without the prior written consent of the Agents and all of the
Lenders:

              (i) extend the due date of any principal of the Revolving Loan, or portion thereof, extend the final scheduled maturity of the Revolving Loan or the Revolving Credit Facility Commitment, reduce the rate of interest on the Revolving Loan (provided that this clause shall not apply to any amendment, modification or waiver of Section 2.6(c) hereof unless the Administrative Agent is acting at such time under Section 7.2 hereof), or portion thereof, reduce the amount of any principal or accrued interest payable on the Revolving Loan, or portion thereof, or reduce any fee payable to any Lender hereunder or increase any sublimit for Letters of Credit in Section 3.1 hereof;

              (ii) substitute, discharge, release or surrender any Collateral (which defined term for purposes of this clause (ii) shall include any Guaranties of any or all the Lender Debt), except for any Collateral released pursuant to Section 5.9 hereof, any Collateral listed in Schedule 13.2(c)(ii) hereto, any other Collateral other than any of the foregoing released from and after the Closing Date the aggregate value of which does not exceed $1,000,000 provided, that the Administrative Agent shall be permitted and is authorized to release Collateral which a Credit Party is permitted to sell or has obtained consent or does not require consent to sell under Section 10.5 hereof (unless such Collateral is Inventory sold outside the ordinary course of business, in which case there shall be no such release unless all Lenders shall have consented to such sale) and in any event the

    Administrative Agent shall not release any such Collateral until the Administrative Agent shall have obtained the Net Cash
    Proceeds of such sale to the extent required by the terms of such consent;

            (iii) except as provided in Section 13.15 hereof, change the proportion of any Lender's Revolving Commitment to the Aggregate Revolving Commitments or change the amount of any Lender's Revolving Commitment;

             (iv) modify any provision of Section 4.1(b) (it being understood that this clause (iv) shall not apply to Schedule 4.1(b) hereto), 7.2, 9.14 or clauses (c), (f), (i) or (j) of
    Section 13.15 hereof or this Section 13.2, or any provision which expressly requires the consent of all Lenders;

              (v) modify the definition of "Closing Date" or "Designated Event of Default" or "Direction Letter" or "Majority Lenders" or "pro rata" or increase any advance percentage contained in the definition of "Borrowing Base" above the amount thereof in effect on the date hereof;

             (vi) modify the last sentence of Section 5.4(c) hereof or modify Section 11.5 hereof; or

            (vii) amend or delete Section 4.1(d) hereof, it being understood that this clause (vii) shall not apply to waivers of said Section 4.1(d) hereof.

         (d) Nothing contained in this Section 13.2 or elsewhere in this Agreement shall be deemed to affect or limit any right of the Administrative Agent or obligation of the Lenders arising pursuant to
Section 7.2 hereof.

           13.3. NEW YORK LAW. THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS
PRINCIPLES THEREOF).

           13.4. NOTICES. All notices, requests, demands or other communications provided for herein shall be in writing (unless otherwise expressly provided herein) and shall be deemed to have been given (a) if by registered or certified mail, return receipt requested, four (4) Business Days following the date when sent, (b) if by telex, when sent and answerback received, (c) if by overnight courier, when received, (d) if by telecopier, when received, or (e) if personally delivered or delivered by messenger, when receipted for, in each case, addressed to the appropriate Credit Party or to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender, at its respective office under its name on the signature pages of this Agreement and to the attention of the Person so designated, or to such Person or address as any party hereto shall designate to the other from time to time in writing forwarded in like manner.

           13.5 FEES AND EXPENSES. Whether or not any Advances or other financial accommodations are made hereunder, the Borrowers shall pay all reasonable costs and expenses paid or incurred by any of the Agents in connection with the Loan Documents and the financing contemplated thereunder, including but not limited to reasonable appraisal fees, title insurance fees, audit fees, recording fees, travel and transportation fees, search and filing fees, and the reasonable fees and expenses of Messrs. Kaye, Scholer, Fierman, Hays & Handler, special counsel to the Agents, all local counsel to the Agents and allocated costs and expenses of in-house counsel to the Administrative Agent, and of any industry, environmental, tax, accounting and other consultants retained by the Administrative Agent in connection with the discharge of its duties under the Loan Documents. Such expenses shall also include, without limitation, any reasonable costs paid or incurred by any of the Agents (including, without limitation, reasonable fees and disbursements of respective special counsel to the Agents as well as the allocated costs and expenses of in-house counsel to the Administrative Agent) in connection with the administration of the financial accommodations herein provided (including, without limitation, appraisals, audits, inspections and verifications of the Collateral, including, without limitation, customary per diem charges for field examinations and audits and the preparation of reports thereof), any waivers, amendments, modifications, extensions, renewals, renegotiations or "work-outs" of this Agreement or any instrument or document delivered in connection herewith and any consents or approvals provided hereunder or otherwise requested by any Credit Party. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include recording costs, appraisal costs, paralegal fees, costs and expenses; accountants' fees, costs and expenses; photocopying and duplicating expenses; long distance telephone charges; air express charges; telegram charges; telecopier charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with any of the foregoing. On the date of this Agreement, the Borrowers shall pay all expenses of the Agents which are otherwise required to be paid hereunder and under the Commitment Letter as to which invoices in reasonable detail have been presented.

           13.6 STAMP OR OTHER TAX. Should any stamp or excise tax become payable in respect of this Agreement, any Note, any other Loan Document, the Lender Debt, the Collateral or any modification hereof or thereof, each of the Credit Parties shall pay, the liability of which is joint and several, the same (including interest and penalties, if any) and shall hold the Lenders and each of the Agents harmless with respect thereto.

           13.7 WAIVERS. In any litigation in any court with respect to, in connection with, or arising out of this Agreement, any of the Advances, any Letter of Credit, any of the Notes or other Loan Documents, the Collateral, or any instrument or document delivered pursuant to this Agreement, or the validity, protection, interpretation, collection or enforcement thereof, (a) EACH OF THE CREDIT PARTIES HEREBY, to the fullest extent it may effectively do so, waives the right to interpose any set-off, recoupment, counterclaim or cross-claim in connection with any such litigation, irrespective of the nature of such set-off, recoupment, counterclaim or cross-claim, unless such set-off, recoupment, counterclaim or cross-claim could not, by reason of any applicable Federal or State procedural laws, be interposed, pleaded or alleged in any other action and (b) EACH OF THE CREDIT PARTIES, THE AGENTS AND THE LENDERS, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, WAIVES TRIAL BY JURY IN CONNECTION WITH ANY SUCH LITIGATION AND ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE AGENTS AND THE CREDIT PARTIES AGREE THAT THIS SECTION 13.7 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGES THAT NONE OF THE LENDERS WOULD EXTEND TO ANY OF THE BORROWERS ANY FINANCIAL ACCOMMODATIONS HEREUNDER IF THIS SECTION 13.7 WERE NOT PART OF THIS AGREEMENT.

           13.8. TERMINATION OF AGREEMENT. (a) The Administrative Agent on behalf of the Lenders shall, unless otherwise directed in writing by the Majority Lenders, have the right to, and the Administrative Agent upon the direction of the Majority Lenders shall, terminate this Agreement immediately, at any time, during the continuance of an Event of Default under Section 11 hereof.

         (b) The termination of this Agreement shall not affect any rights of the Credit Parties, the Lenders, any Issuing Lender or any of the Agents or any obligation of any of the Credit Parties, the Lenders, any Issuing Lender or any of the Agents to the others, arising on or prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all Lender Debt and obligations of the Credit Parties hereunder incurred on or prior to such termination have been paid and performed in full.

         (c) Upon the giving of notice of termination of this Agreement, all Lender Debt (including, without limitation, the Revolving Loan and amounts in respect of Letters of Credit) shall be due and payable on the date of termination specified in such notice.

         (d) The Liens and rights granted to the Administrative Agent on behalf of the Administrative Agent and the Lenders hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Lender Debt has been paid (or in the case of Letters of Credit Obligations, cash collateralized to the satisfaction of the Administrative Agent) in full or the Credit Parties have furnished the Lenders, each Issuing Lender, the Co-Agents and the Administrative Agent with an indemnification satisfactory to the Lenders, such Issuing Lenders, the Co-Agents and the Administrative Agent; PROVIDED that notwithstanding anything herein or in any other Loan Document to the contrary in the event that all Lender Debt is paid (or in the case of Letters of Credit Obligations, cash collateralized to the satisfaction of the Administrative Agent) in full (or such satisfactory indemnification is provided) and this Agreement is terminated, the Liens in favor of the Administrative Agent shall terminate.

         (e) All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof unless otherwise provided.

         (f) Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Lender Debt, any of the Agents, any Issuing Lender or any Lender is for any reason compelled to surrender such payment to any Person or entity because such payment is deter-mined to be void or voidable as a preference, an impermissible set-off, a diversion of trust funds or for any other reason, this Agreement shall continue in full force, and the Credit Parties, as appropriate, shall be liable to, and shall indemnify and hold such Lender, such Issuing Lender or such Agent, as the case may be, harmless for, the amount of such payment surrendered until such Lender, such Issuing Lender or such Agent, as the case may be, shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Lenders, such Issuing Lender or such Agent in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Lenders', such Issuing Lender's or such Agent's rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

         (g) All indemnities provided for under this Agreement and the other Loan Documents, including, without limitation, under Sections 2.10 and 13.5 hereof and this Section 13.8, shall survive the termination of this Agreement and the payment in full of the Lender Debt.

           13.9. CAPTIONS. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

           13.10 LIEN; SET-OFF BY LENDERS. Each of the Credit Parties hereby grants to each Lender, each of the Co-Agents and the Administrative Agent a continuing Lien for all Lender Debt upon any and all monies, securities and other property of such Credit Party and the proceeds thereof, now or hereafter held or received by, or in transit to, such Lender, such Co-Agent or the Administrative Agent from or for such Credit Party, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of such Credit Party with, and any and all claims of such Credit Party against, any Lender, the Co-Agents or the Administrative Agent, at any time existing (which shall constitute part of the Collateral). Upon the occurrence and during the continuance of an Event of Default, without regard to the adequacy of any Collateral held as collateral for the Lender Debt, each Lender, the each of the Co-Agents and the Administrative Agent shall, unless otherwise directed in writing by the Majority Lenders, be entitled at any time and from time to time, without notice to such Credit Party, to set-off, appropriate and apply any or all items hereinabove referred to against all Lender

Debt in accordance with the Loan Documents (including, without limitation, Section 13.13(k) hereof) and neither the Administrative Agent nor any Co-Agent nor any Lender shall have any duty to determine the adequacy of any Collateral in connection with any such offset.

           13.11 PAYMENT DUE ON NON-BUSINESS DAY. Whenever any payment to be made hereunder or under any other Loan Document or on any Advance shall be stated to be due and payable, or whenever the last day of any Interest Period would otherwise occur, on a day which is not a Business Day, such payment shall be made and the last day of such Interest Period shall occur on the next succeeding Business Day and such extension of time shall in such case be included in computing interest on such payment; PROVIDED, HOWEVER, if such extension would cause a payment of a Eurodollar Advance to be made, or the last day of such Interest Period for a Eurodollar Advance to occur, in the next following calendar month, such payment shall be made and the last day of such Interest Period shall occur on the next preceding Business Day.

           13.12. SERVICE OF PROCESS. Each of the Credit Parties hereby irrevocably consents to the non-exclusive jurisdiction of the courts of the State of New York and of any Federal Court located in the City of New York in connection with any action or proceeding arising out of or relating to this Agreement, any Guaranty, any of the Security Documents, all or any of the Lender Debt, the Collateral, all or any of the Notes, any other Loan Document or any document or instrument delivered pursuant to this Agreement. In any such litigation, each of the Credit Parties waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to any Credit Party at its address set forth in Section 13.4 hereof. Each of the Credit Parties hereby waives, to the fullest extent it may effectively do so, the defenses of forum non conveniens and improper venue.

           13.13. BANKAMERICA BUSINESS CREDIT, INC., AS ADMINISTRATIVE AGENT. (a) Each Lender hereby irrevocably designates and appoints BABC as the administrative agent of such Lender under each of the Loan Documents in which BABC is named as "Administrative Agent", and each such Lender hereby irrevocably authorizes BABC, as the administrative agent for such Lender to take such action on behalf of each Lender under the provisions of the Loan Documents and in the absence of other written instructions of the Majority Lenders (or as required by this Agreement all of the Lenders), which instructions the Administrative Agent shall follow, and to exercise such powers and rights (including, without limitation, the right (subject to Section 2.24 hereof) to determine whether any particular item of Inventory constitutes Eligible Inventory and whether to establish reserves that would have the effect of reducing any Borrower's Borrowing Limit) and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth in the Loan Documents, nor any fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

         (b) The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel, and other specialists and advisors (including affiliates of BABC) selected by it, concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any such agents, attorneys-in-fact, counsel and other specialists and advisors selected by it with reasonable care.

         (c) Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its or such Person's own gross negligence or wilful misconduct), or (ii) responsible in any manner to any Lender for any recitals, statements, errors, omissions, representations or warranties made by any of the Credit Parties or any of their respective Subsidiaries or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with the Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or for any failure of any of the Credit Parties or any of their respective Subsidiaries to perform its obligations under the Loan Documents.
The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents, or to inspect the properties, books or records of any of the Credit Parties or any of their respective Subsidiaries, except that the Administrative Agent shall in each Fiscal Year, to the extent not otherwise requested by any other Agent, request at least one field examination under Section 9.7 hereof and one appraisal under Section 9.14 hereof. The Administrative Agent in its capacity as such shall not be liable or responsible in any manner to any Person for any determinations made or instructions given by any Co-Agent pursuant to Section 2.24 hereof.

         (d) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by the Administrative Agent.

         (e) The Administrative Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of the Majority Lenders (or where required by the terms of this Agreement, the Lenders) or, under Section 2.24, a Co-Agent, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

         (f) The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent shall have received notice from a Lender or one of the Credit Parties referring to this Agreement, describing such Default or Event of Default or stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. Subject to Section
7.2 hereof, the Administrative Agent shall take such action or refrain from taking such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; PROVIDED that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

         (g) Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any of the Credit Parties or any of their respective Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each of the Credit Parties and their respective Subsidiaries, and made its own decision to make its loans and other financial accommodations hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, liabilities, assets, properties and condition (financial or otherwise) and creditworthiness of each of the Credit Parties and their respective Subsidiaries and whether or not such Lender should obtain appraisals of any real property Collateral in order to comply with applicable law, it being understood that no such appraisals were obtained by the Administrative Agent. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder and for any other written materials received by the Administrative Agent from any of the Credit Parties that any Lender has requested the Administrative Agent to furnish, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Subsidiaries which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

         (h) Each Lender agrees to indemnify the Administrative Agent in its capacity as such and the Administrative Agent's officers, directors, employees, agents, attorneys-in-fact or affiliates (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the total loan percentages set forth opposite its name on Exhibit A hereto from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including the allocated costs and expenses of in-house legal counsel) or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents, the financing thereunder, or any of the transactions contemplated thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; PROVIDED that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or wilful misconduct. The agreements in this Section 13.13(h) shall survive the payment of the Notes and the Lender Debt.

         (i) BABC and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties as though BABC were not the Administrative Agent hereunder. With respect to its pro rata share of the Advances made or renewed by it and any Note issued to it, BABC shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent. The terms "Lender" and "Lenders" shall include BABC in its individual capacity.

         (j) The Administrative Agent may resign as Administrative Agent upon 30 days' Written Notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement, the Majority Lenders shall appoint from among the Agents or, with prior consent of the Borrowers (which shall not be withheld or delayed unreasonably) any other Lender as successor administrative agent for the Lenders. If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, a successor administrative agent from among the Agents or, with prior consent of the Borrowers (which shall not be withheld or delayed unreasonably) any other Lender. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section
13.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. In the event that the Administrative Agent shall enter receivership or a proceeding in bankruptcy shall be commenced by or against the Administrative Agent, then Lenders, excluding the Lender that is the Administrative Agent, having sixty-six and two-thirds percent (66 2/3%) of the Aggregate Revolving Commitments, may remove the Administrative Agent under this Agreement. BABC may be removed as Administrative Agent hereunder by the Majority Lenders in the event that it shall acquire any equity interest in or subordinated Indebtedness of any Credit Party, unless such equity interest or subordinated Indebtedness was acquired by BABC pursuant to an offering made to all the Lenders on a pro rata basis. Any removal of the Administrative Agent hereunder shall be deemed as a resignation for purposes of appointing a successor Administrative Agent.

         (k) Each Lender agrees that (i) all obligations of the Credit Parties to each Lender under this Agreement and under the Notes rank PARI PASSU in all respects with each other, and (ii) if any Lender shall, through the exercise of a right of banker's lien, set-off, counterclaim or otherwise, obtain payment with respect to its Revolving Commitment which results in its receiving more than its pro rata share of the aggregate payments in respect of the Aggregate Revolving Commitments, then (A) such Lender shall be deemed to have simultaneously purchased from each of the other Lenders a share in its Advances so that the amount of the Advances of all Lenders shall be pro rata and (B) such other adjustments shall be made from time to time as shall be equitable to insure that all Lenders share such payments ratably. If all or any portion of any such excess payment is thereafter recovered from the Lender which received the same, the purchase provided in this Section 13.13(k) shall be deemed to have been rescinded to the extent of such recovery, without interest.
Each of the Credit Parties expressly consents to the foregoing arrangements and agrees that each Lender so purchasing a portion of another Lender's loan may exercise all rights of payment (including, without limitation, all rights of set-off, banker's lien or counterclaim) with respect to such portion as fully as if such Lender were the direct holder of such portion.

         (l) The Administrative Agent agrees that it shall promptly, and in any event within five (5) Business Days, deliver to each Lender copies of all notices, demands, statements and communications which the Administrative Agent gives to the Credit Parties, except for routine notices of payments due under the Loan Documents and other miscellaneous notices, demands, statements and communications, which are not material to the interests of any Lender. The Administrative Agent shall have no liability to any Lender, nor shall a cause of action arise against the Administrative Agent, as a result of the failure of the Administrative Agent to deliver to any Lender any such notice, demand, statement or communication.

         (m) The Administrative Agent shall endeavor to exercise the same care in its administration of the Loan Documents as it exercises with respect to similar transactions in which it is involved and where no other co-lenders or participants are involved; PROVIDED that the liability of the Administrative Agent for failing to do so shall be limited as provided in the preceding paragraphs of this Section 13.13.

         (n) (i) If at any time or times it shall be necessary or prudent in order to conform to any law of any jurisdiction in which any of the Collateral shall be located, or the Administrative Agent shall be advised by counsel, that it is so necessary or prudent in the interest of the Lenders, or the Administrative Agent shall deem it necessary for its own protection in the performance of its duties hereunder, the Administrative Agent and (to the extent required by the Administrative Agent) each Credit Party shall execute and deliver all instruments and agreements reasonably necessary or proper to constitute another bank or trust company, or one or more individuals approved by the Administrative Agent (to the extent necessary or requested by the Administrative Agent) (each an "Approved Delegate"), either to act as co-agent or co-agents or trustee of all or any of the Collateral, jointly with the Administrative Agent originally named herein or any successor, or to act as separate agent or agents or trustee of any such Collateral. In the event that any of the Credit Parties shall not have joined in the execution of such instruments or agreements with any Approved Delegate within thirty (30) Business Days after the receipt of a written request from the Administrative Agent to do so, or in case an Event of Default shall have occurred and be continuing, each of the Credit Parties hereby irrevocably appoints the Administrative Agent as its agent and attorney to act for it under the foregoing provisions of this
    Section 13.13(n) in such contingency.

             (ii) Every separate agent and every co-agent and every trustee, other than any agent which may be appointed as successor to the Administrative Agent, shall, to the extent permitted by applicable law, be appointed to act and be such, subject to the following provisions and conditions, namely:

              (A) except as otherwise provided herein, all rights, remedies, powers, duties and obligations conferred upon, reserved or imposed upon the Administrative Agent in respect of the custody, control and management of moneys, paper or securities shall be exercised solely by the Administrative Agent hereunder;

              (B) all rights, remedies, powers, duties and obligations conferred upon, reserved to or imposed upon the Administrative Agent hereunder shall be conferred, reserved or imposed and exercised or performed by the Administrative Agent except to the extent that the instrument appointing such separate agent or separate agents or co-agent or co-agents or trustee shall otherwise provide, and except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Administrative Agent shall be incompetent or unqualified to perform such act or acts, in which event such rights, remedies, powers, duties and obligations shall be exercised and performed by such separate agents or co-agent or co-agents to the extent specifically directed in writing by the Administrative Agent;

              (C) no power given hereby to, or which it is provided hereby may be exercised by, any such separate agent or separate agents or co-agent or co-agents or trustee shall be exercised hereunder by such separate agent or separate agents or co-agent or co-agents or trustee except jointly with, or with the consent in writing of, the Administrative Agent, anything herein contained to the contrary notwithstanding;

              (D) no separate agent or co-agent or trustee constituted under this Section 13.13(n) shall be personally liable by reason of any act or omission of any other agent, separate agent, co-agent or trustee hereunder; and

              (E) the Administrative Agent, at any time by an instrument in writing, executed by it, may accept the resignation of or remove any such separate agent or co-agent or trustee, and in that case, by an instrument in writing executed by the Administrative Agent and the Credit Parties (to the extent necessary or requested by the Administrative Agent) jointly, may appoint a successor to such separate agent or co-agent or trustee, as the case may be, anything herein contained to the contrary notwithstanding. In the event that any of the Credit Parties shall not have joined in the execution of any such instrument with a Person or entity within ten (10) days after the receipt of a written request from the Administrative Agent to do so, or in the case an Event of Default shall have occurred and be continuing, the Administrative Agent, acting alone, may appoint a successor and may execute any instrument in connection therewith, and the Credit Parties hereby irrevocably appoint the Administrative Agent its agent and attorney to act for it in such connection in either or such contingencies.

            (iii) None of the Co-Agents shall be deemed to be an Approved Delegate or otherwise a co-agent or trustee for purposes of paragraph (ii).

           13.14. CO-AGENTS. (a) Each Lender hereby irrevocably designates and appoints each of GE Capital and Congress as a co-agent of such Lender under this Agreement, and each such Lender hereby irrevocably authorizes GE Capital and Congress, as co-agents, for such Lender to take such action on behalf of each Lender under the provisions of this Agreement and in the absence of other written instructions of the Majority Lenders (or as required by this

Agreement all of the Lenders), which instructions the Co-Agents shall follow, and to exercise such powers (including, without limitation, the right to determine (subject to Section 2.24 hereof) whether any particular item of Inventory constitutes Eligible Inventory and whether to establish reserves that would have the effect of reducing any Borrower's Borrowing Base) and perform such duties as are expressly delegated to the Co-Agents by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the Co-Agents shall not have any duties or responsibilities except those expressly set forth in this Agreement, nor any fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Co-Agents.

         (b) Neither any Co-Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person's own gross negligence or wilful misconduct), or (ii) responsible in any manner to any Lender for any recitals, statements, errors, omissions, representations or warranties made by any of the Credit Parties or any of their respective Subsidiaries or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by any Co-Agent under or in connection with this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or for any failure of any of the Credit Parties or any of their respective Subsidiaries to perform its obligations under the Loan Documents. The Co-Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents, or to inspect the properties, books or records of any of the Credit Parties or any of their respective Subsidiaries. No Co-Agent in its capacity as such shall be liable or responsible in any manner to any Person for any determinations made by the Administrative Agent or by any determinations made or instructions given by any other Co-Agent pursuant to Section 2.24 hereof.

         (c) Each Co-Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by such Co-Agent.

         (d) Each Co-Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Co-Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of the Majority Lenders (or where required by the terms of this Agreement, the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

         (e) No Co-Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Co-Agent shall have received notice from the Administrative Agent, a Lender or one of the Credit Parties referring to this Agreement, describing such Default or Event of Default or stating that such notice is a "notice of default." In the event that any Co-Agent receives such a notice from a Person other than the Administrative Agent, such Co-Agent shall give prompt notice thereof to the Administrative Agent.

         (f) Each Lender expressly acknowledges that neither any Co-Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Co-Agent hereinafter taken, including any review of the affairs of any of the Credit Parties or any of their respective Subsidiaries, shall be deemed to constitute any representation or warranty by such Co-Agent to any Lender. Each Lender represents to each Co-Agent that it has, independently and without reliance upon such Co-Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each of the Credit Parties and their respective Subsidiaries, and made its own decision to make its loans and other financial accommodations hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Co-Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, liabilities, assets, properties and condition (financial or otherwise) and creditworthiness of each of the Credit Parties and their respective Subsidiaries. Except for written materials received by any Co-Agent from any of the Credit Parties that any Lender has requested such Co-Agent to furnish, no Co-Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Subsidiaries which may come into the possession of such Co-Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

         (g) Each Lender agrees to indemnify each Co-Agent in its capacity as such and each Co-Agent's officers, directors, employees, agents, attorneys-in-fact or affiliates (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the total loan percentages set forth opposite its name on Exhibit A hereto from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including the allocated costs and expenses of in-house counsel) or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Notes) be imposed on, incurred by or asserted against such Co-Agent in any way relating to or arising out of the Loan Documents, the financing thereunder, or any of the transactions contemplated thereby or any action taken or omitted by such Co-Agent under or in connection with any of the foregoing; PROVIDED that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Co-Agent's gross negligence or wilful misconduct. The agreements in this Section 13.14(h) shall survive the payment of the Notes and the Lender Debt.

         (h) GE Capital, Congress and their respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties as though GE Capital or Congress, as the case may be, were not a Co-Agent hereunder. With respect to its pro rata share of the Advances made or renewed by it and any Note issued to it, GE Capital or Congress, as the case may be, shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not a Co-Agent. The terms "Lender" and "Lenders" shall include GE Capital and Congress in their individual capacity.

         (i) Each Co-Agent may resign as a Co-Agent upon Written Notice to the Administrative Agent. In the event that any Co-Agent shall enter receivership or a proceeding in bankruptcy or insolvency shall be commenced by or against any Co-Agent, then Lenders, excluding the Lender which is such Co-Agent, having sixty-six and two-thirds per cent (66 2/3%) of the Aggregate Revolving Commitments, may remove such Co-Agent under this Agreement.

            (j) Each Co-Agent shall endeavor to exercise the same care in exercising its rights and duties under this Agreement as it exercises with respect to similar transactions in which it is involved and where no other co-lenders or participants are involved; PROVIDED that the liability of each Co-Agent for failing to do so shall be limited as provided in the preceding paragraphs of this
Section 13.14.

         (k) Each Co-Agent shall be entitled to advice of counsel and other specialists and advisors (including affiliates of such Co-Agent) selected by it concerning all matters pertaining to such Co-Agent's duties hereunder. No Co-Agent shall be responsible for the negligence or misconduct of any such counsel and other specialists and advisors selected by it with reasonable care.

           13.15. BENEFIT OF AGREEMENT. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, except that the obligation of the Lenders and any Issuing Lender to make Advances and other financial accommodations hereunder shall not inure to the benefit of any successors and assigns of the Borrowers. Without limiting the generality of the previous sentence, this Agreement shall also inure to the benefit of any of the parties referred to in Section 13.13(b) through which the Administrative Agent is entitled to execute its duties under the Loan Documents.

         (b) The Borrowers may not assign or transfer any of their interests hereunder without the prior written consent of the Lenders. Each of the Lenders may make, carry or transfer its pro rata share of the Advances at, to or for the account of any of its branch offices or the office of one or more of its Affiliates.

         (c) Each Lender may assign its rights and delegate its obligations under this Agreement and may assign, sell or grant participation in, all or any part of its pro rata share of any Advance or Advances made by it or its Revolving Commitment or any other interest herein or in its Notes to another bank or other financial institution (in the case of any assignment, pursuant to an assignment in form and substance acceptable to the Administrative Agent), in which event:

            (i) in the case of an assignment, upon notice thereof by such Lender to the Borrowers, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would have if it were such Lender hereunder and the holder of a Note,

           (ii) in the case of a participation by any Lender that is not an Agent, the participant shall not have any rights under this Agreement or any Note or any other Loan Document (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto which agreement shall not, in any event, grant to the participant the right of consent as to any matters under the Loan Documents other than those which require the consent of all Lenders except that the participant shall, solely for the purposes of Sections 2.9,
    2.12 and 3.8 hereof and in any event subject to Section 2.25 hereof, be deemed to be a Lender with all applicable rights and obligations of a Lender under such Sections, and

          (iii) in the case of a participation by any Lender that is an Agent, the participant shall not have any rights under this Agreement or any Note or any other Loan Document (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto which agreement shall not prevent such Lender from complying with the proviso to this clause (iii) below and shall require that the voting rights granted to the participant under such agreement shall be subject to the proviso to this clause (iii)), except that the participant shall, solely for the purposes of Sections

    2.9, 2.12 and 3.8 hereof and in any event subject to Section 2.25 hereof, be deemed to be a Lender with all applicable rights and obligations of a Lender under such Sections; PROVIDED, that if, in connection with any proposed action or inaction for which the consent of the Majority Lenders is required hereunder or for which a direction by the Majority Lenders may be given hereunder, a Lender that is an Agent that would otherwise vote in favor of such consent or direction is required to withhold its consent or direction by virtue of voting rights granted to one or more of its participants (each such Lender being referred to as a "Constrained Lender"), then, such Constrained Lender shall cast its vote in respect of such proposed consent or direction by apportioning its vote (on a ratable basis based on the relative percentages of beneficial interests in such Constrained Lender's Revolving Commitment) with respect thereto.

         (d)  Subject to the confidentiality requirement set forth in
Section 13.18 hereof, each Lender may furnish any information concerning the Credit Parties and their respective Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

         (e) In the event that any Lender shall assign or sell all or any part of its pro rata share of any Advance or Advances made by it or its Revolving Commitment or any other interests herein or in its Notes, such Lender shall at the time of such assignment or sale give Written Notice to the Administrative Agent of the name and address of the assignee (including the name of the account officer if applicable). Further, and as a condition to the effectiveness of any such assignment or sale, the assignee shall pay to the Administrative Agent a fee of $2,500 to record such assignment or sale.

         (f) Notwithstanding anything herein to the contrary, except as set forth in the proviso hereto, any partial assignment of the Revolving Loan and the Revolving Credit Facility Commitment shall be in an aggregate amount at least equal to $10,000,000 and any partial participation of the Revolving Loan and the Revolving Credit Facility Commitment shall be in an aggregate face (maximum) amount at least equal to $10,000,000; provided, however, that the foregoing limitations with respect to partial assignment of the Revolving Loan and the Revolving Credit Facility Commitment and partial participation of the Revolving Loan and the Revolving Credit Facility Commitment shall be reduced to $5,000,000 in the case of up to three participants of Congress and any replacements thereof and any assignees of such participants or replacements thereof.

         (g) The Borrowers will assist each Lender in effectuating any such assignments, sales or participation by each Lender in whatever manner such Lender reasonably deems necessary.

         (h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights to receive monies under this Agreement (including, without limitation, under its share of the Revolving Loan and Notes held by such Lender) in favor of any Federal Reserve Bank of the Board of Governors of the Federal Reserve System.

         (i) Any assignment and delegation by a Lender of any portion of its Revolving Commitment made in accordance with the terms hereof after the Closing Date shall relieve such Lender of the portion of its Revolving Commitment so assigned and delegated.

         (j) (i) Subject to clause (vi) below, in the event that any Lender which is an Agent (the "Agent Lender") intends to sell, assign or transfer (other than by participation) any interest in its Notes and Revolving Credit Commitment (a "Restricted Interest"), and as a result of such sale, assignment or transfer (a "Restricted Transfer") the percentage interest of the Agent Lender in the Aggregate Revolving Commitments shall become less than that held by any one or more Lenders for their own account unparticipated (each, a "Benefitted Lender"), the Agent Lender shall notify each Benefitted Lender in writing not less than ten (10) Business Days prior to the date of such Restricted Transfer of the amount, principal financial terms and proposed closing date of such Restricted Transfer and the percentage interest in the Aggregate Revolving Commitments of the Agent Lender as a result of such Restricted Transfer and such written notice shall constitute an offer to each Benefitted Lender to participate (to the exclusion of the Agent Lender) in the Restricted Transfer to the extent of the "Required Percentage" (as defined below), upon the same terms and conditions as those of the Restricted Transfer and pursuant to substantially the same documentation as that used by the Agent Lender in effecting its sale. Each Benefitted Lender shall respond in writing to such offer not less than three (3) Business Days after receiving such offer and shall be deemed to have rejected such offer if no written response is received by the Agent Lender within such time period. Acceptance by a Benefitted Lender of such offer shall require that such Benefitted Lender consummate the subject sale at the time by which the Agent Lender is required to close under the terms described in the offer.

          (ii) No Benefitted Lender shall be entitled to participate in a Restricted Transfer as to any portion of the Restricted Interest which was not accepted for sale by any other Benefitted Lender. The Agent Lender may sell to its intended transferee any portion of the Restricted Interest as to which a rejection was received or deemed to have been received under this Section 13.15(j).

         (iii) In the event that a Benefitted Lender defaults in consummating a sale for which acceptance was given under this Section 13.15(j), such Benefitted Lender shall purchase from the Agent Lender, at the request of the Agent Lender, the Required Percentage of the Restricted Interest which such Benefitted Lender was obligated to sell to the intended transferee.

          (iv) For the purposes of this Section 13.15(j), the term "Required Percentage" shall mean that percentage which, assuming each Benefitted Lender entitled to notice under this Section 13.15(j) participates in the Restricted Transfer, will result in the Agent Lender and such Benefitted Lenders holding the same percentage in the Aggregate Revolving Commitments immediately after giving effect to such Restricted Transfer and the participation by the Agent Lender and such Benefitted Lenders therein.

          (v) The provisions of this Section 13.15(j) are intended solely for the benefit of the Administrative Agent and the Lenders and no Credit Party shall be entitled to enforce or otherwise be entitled to the benefits of this Section 13.15(j) (as a third party beneficiary or otherwise).

         (vi) Notwithstanding anything to the contrary contained in the foregoing provisions of this Section 13.15(j), no Agent shall be required to issue a notice of an intended Restricted Transfer or otherwise comply with the requirements of clause (i) above if such Agent shall give notice of its resignation as Administrative Agent or Co-Agent, as the case may be (which resignation may be conditioned upon the consummation of such Restricted Transfer), on or prior to the time such notification under clause (i) would be required, and such resignation, subject to Section 13.13(i) or Section 13.13(j) hereof, as applicable, shall be effective no later than the date of consummation of such Restricted Transfer.

          (k) Each Lender shall upon receipt of request from any other Lender disclose to such requesting Lender the identity and participating interest of any participant of such Lender that has been granted a right to consent as to any matters under the Loan Documents other than those which require the consent of all Lenders.

           13.16 COUNTERPARTS; FACSIMILE SIGNATURE. (a) This Agreement may be executed by the parties hereto individually or in any combination, in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement.

         (b) Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

           13.17 INVALIDITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation, it shall be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without the remainder thereof or any of the remaining provisions of this Agreement being prohibited or invalid.

           13.18 CONFIDENTIALITY. Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" by any Credit Party and provided to it by any Credit Party or any Subsidiary of any Credit Party, or by the Administrative Agent on such Credit Party's or Subsidiary's behalf, in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement; except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by such Lender, or (ii) was or becomes available on a non-confidential basis from a source other than any Credit Party, provided that such source is not bound by a confidentiality agreement with any Credit Party known to the Lender; PROVIDED FURTHER, HOWEVER, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any governmental authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable requirement of law; (D) to the extent reasonably required in connection with any litigation or proceeding to which any Agent, any Lender or any of their respective Affiliates and a Credit Party may be party, (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document, and (F) to such Lender's independent auditors and other professional advisors. A Lender disclosing information under clause (B) or (D) of the immediately preceding sentence shall give reasonable prior notice to the Borrowers thereof, to the extent not prohibited by law, provided, that no Lender shall be liable to any Person for failure to give any such notice. Notwithstanding the foregoing, the Credit Parties authorize each Lender to disclose to any participant or assignee (each, a "Transferee") and to any prospective Transferee, such financial and other information in such Lender's possession concerning any Credit Party or its Subsidiaries which has been delivered to any Agent or any Lender pursuant to this Agreement or which has been delivered to any Agent or any Lender by any Credit Party in connection with the Lenders' credit evaluation of the Credit Party prior to entering into this Agreement; PROVIDED that, unless otherwise agreed by the Credit Party, such Transferee agrees in writing to such Lender to keep such information confidential to the same extent required of the Lenders hereunder.
In no event shall the Administrative Agent, any Co-Agent or any Lender be liable under this Section 13.18 for any direct, indirect, consequential or punitive damages resulting from disclosure permitted under this Section 13.18.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                   ZAYRE NEW ENGLAND CORP.



                   By: /s/ CORNELIUS F. MOSES III
                      -----------------------------
                      Name:
                      Title:


                   By: /s/ ANGELINA M. SPOTO
                      -----------------------------
                      Name:
                      Title:

                   Address:  2418 Main Street
                             Rocky Hill, Connecticut  06067



                   Attn:         Neil Moses and David Lissy, Esq.
                   Telecopy No.:  (203) 257-7806

                   AMES STORES

                   By:  Zayre New England Corp.,
                             its general partner



                   By: /s/ CORNELIUS F. MOSES III
                      -----------------------------
                      Name:
                      Title:


                   By: /s/ ANGELINA M. SPOTO
                      -----------------------------
                      Name:
                      Title:

                   By:  Zayre Central Corp.,
                            its general partner



                   By: /s/ CORNELIUS F. MOSES III
                      ------------------------------
                      Name:
                      Title:


                   By: /s/ ANGELINA M. SPOTO
                      ------------------------------
                      Name:
                      Title:

                   Address:  2418 Main Street
                             Rocky Hill, Connecticut  06067


                   Attn:         Neil Moses and David Lissy, Esq.
                   Telecopy No.:  (203) 257-7806

                   AMES DEPARTMENT STORES, INC.



                   By: /s/ CORNELIUS F. MOSES III
                      ------------------------------
                      Name:
                      Title:


                   By: /s/ ANGELINA M. SPOTO
                      ------------------------------
                      Name:
                      Title:

                   Address:  2418 Main Street
                             Rocky Hill, Connecticut  06067



                   Attn:         Neil Moses and David Lissy, Esq.
                   Telecopy No.:  (203) 257-7806

                   ZAYRE CENTRAL CORP.



                   By: /s/ CORNELIUS F. MOSES III
                      ------------------------------
                      Name:
                      Title:


                   By: /s/ ANGELINA M. SPOTO
                      -----------------------------
                      Name:
                      Title:

                   Address:  2418 Main Street
                             Rocky Hill, Connecticut  06067



                   Attn:         Neil Moses and David Lissy, Esq.
                   Telecopy No.:  (203) 257-7806

                   AMD, INC.



                   By: /s/ CORNELIUS F. MOSES III
                      ------------------------------
                      Name:
                      Title:


                   By: /s/ ANGELINA M. SPOTO
                      -----------------------------
                      Name:
                      Title:

                   Address:  2418 Main Street
                             Rocky Hill, Connecticut  06067


                   Attn:         Neil Moses and David Lissy, Esq.
                   Telecopy No.:  (203) 257-7806

                   AMES REALTY II, INC.



                   By: /s/ CORNELIUS F. MOSES III
                      ------------------------------
                      Name:
                      Title:


                   By: /s/ ANGELINA M. SPOTO
                      ------------------------------
                      Name:
                      Title:

                   Address:  2418 Main Street
                             Rocky Hill, Connecticut  06067


                   Attn:         Neil Moses and David Lissy, Esq.
                   Telecopy No.:  (203) 257-7806

                   AMES TRANSPORTATION SYSTEMS, INC.



                   By: /s/ CORNELIUS F. MOSES III
                      ------------------------------
                      Name:
                      Title:


                   By: /s/ ANGELINA M. SPOTO
                      ------------------------------
                      Name:
                      Title:

                   Address:  2418 Main Street
                             Rocky Hill, Connecticut  06067



                   Attn:         Neil Moses and David Lissy, Esq.
                   Telecopy No.:  (203) 257-7806

                   BANKAMERICA BUSINESS CREDIT, INC.,
                     Individually and as Administrative Agent



                   By: /s/ G. C. MARKOWSKY
                      ------------------------------
                      Name:
                      Title:

                   Address:  40 East 52nd Street
                             New York, New York  10022


                   Attn:         Division Manager
                   Telecopy No.:  (212) 836-5167

                   GENERAL ELECTRIC CAPITAL CORPORATION,
                     Individually and as Co-Agent



                   By: /s/ TIMOTHY MORRIS
                      ------------------------------
                      Name:
                      Title:

                   Address:  501 Merritt Seven
                             Norwalk, Connecticut  06851


                   Attn:         Vice President - Portfolio
                   Telecopy No.:  (203) 840-4560

                   CONGRESS FINANCIAL CORPORATION,
                     Individually and as Co-Agent



                   By: /s/ DANIEL E. WOLF
                      -------------------------------
                      Name:
                      Title: Vice President

                   Address:  1133 Avenue of the Americas
                             New York, New York  10036


                   Attn:         Mark Fagnani
                   Telecopy No.:  (212) 545-4555

                   SANWA BUSINESS CREDIT CORPORATION



                   By: /s/ PETER L. SKALVA
                      ---------------------------------
                      Name:
                      Title:

                   Address:  500 Glenpointe Centre West
                             Teaneck, New Jersey  07666


                   Attn:         Peter Skalva
                   Telecopy No.:  (201) 836-4744

                   CHEMICAL BANK



                   By: /s/ ROBERT S. ARTH
                      --------------------------------
                      Name:
                      Title: Vice President

                   Address:  633 Third Avenue
                             New York, New York  10017


                   Attn:         Credit Deputy
                   Telecopy No.:  (212) 622-5218

                   TRANSAMERICA BUSINESS CREDIT CORPORATION



                   By: /s/ MICHAEL BURNS
                      --------------------------------------
                      Name:
                      Title: Vice President

                   Address:  555 Theodore Frend Avenue
                             Suite C-301
                             Rye, New York  10580

                   Attn:         Steven R. Fisher
                   Telecopy No.:  (914) 921-0110

                   LASALLE BUSINESS CREDIT, INC.



                   By: /s/ MARY ELLEN NIXON-MOORE
                      -------------------------------------
                      Name:
                      Title: Vice President

                   Address:  477 Madison Avenue
                             12th Floor
                             New York, New York  10022

                   Attn:         Mary Ellen Nixon-Moore
                   Telecopy No.:  (212) 371-2966

                   SHAWMUT BANK CONNECTICUT, N.A.



                   By: /s/ BRENT G. HAZZARD
                      ------------------------------------
                      Name:
                      Title: Vice President

                   Address:  777 Main Street
                             Hartford, Connecticut  06115


                   Attn:
                   Telecopy No.:


                                       EXHIBIT A
                                       ---------

                  LENDERS, COMMITMENTS AND INITIAL EURODOLLAR OFFICES
                  ---------------------------------------------------
                                                                      AGGREGATE
LENDER AND INITIAL                               REVOLVING            REVOLVING
EURODOLLAR OFFICE                                COMMITMENT          COMMITMENTS
- - ------------------                               ----------          -----------

                                                 AMOUNT              APPROXIMATE %
                                                 ------              -------------
BankAmerica Business Credit, Inc.                $75,000,000              25%
40 East 52nd Street
New York, New York 10022

General Electric Capital Corporation             $50,000,000           16.67%
501 Merritt Seven
Norwalk, Connecticut  06851

Congress Financial Corporation                   $75,000,000              25%
1133 Avenue of the Americas
New York, New York 10036

Sanwa Business Credit Corporation                $30,000,000              10%
500 Glenpointe Centre West
Teaneck, New Jersey 07666-6802

Transamerica Business Credit Corporation         $25,000,000            8.33%
555 Theodore Frend Avenue - Suite C-301
Rye, New York 10580

Chemical Bank                                    $25,000,000            8.33%
633 Third Avenue
New York, New York 10017

LaSalle Business Credit, Inc.                    $10,000,000            3.33%
477 Madison Avenue - 20th Floor
New York, New York 10022

Shawmut Bank Connecticut, N.A.                   $10,000,000            3.33%
777 Main Street - MSN 240
Hartford, Connecticut 06115



                                                    SCHEDULE 4.6


                           FACILITY FEES
                             -------------


A.   TRANCHE A FACILITY FEE
     ----------------------

     Each Lender shall be entitled to that portion of the Tranche A Facility Fee set forth opposite such Lender's name when and as the Tranche A Facility Fee is actually received by the Administrative
Agent pursuant to the Credit Agreement:

                                        AMOUNT OF TRANCHE A
     NAME OF LENDER                        FACILITY FEE
     --------------                     -------------------
BankAmerica Business Credit, Inc.           $2,011,000
General Electric Capital Corporation           947,000
Congress Financial Corporation               1,181,000
Sanwa Business Credit Corporation              405,000
Chemical Bank                                  338,000
Transamerica Business Credit Corporation       338,000
LaSalle Business Credit, Inc.                   90,000
Shawmut Bank Connecticut, N.A.                  90,000
                                            ----------
                                            $5,400,000


B.   TRANCHE B FACILITY FEE
     ----------------------

     Each Lender shall be entitled to that percentage of the Tranche B Facility Fee set forth opposite such Lender's name when and as any portion of the Tranche B Facility Fee is actually received by the Administrative Agent pursuant to the Credit Agreement:


                                            PERCENTAGE OF TRANCHE B
     NAME OF LENDER                              FACILITY FEE
     --------------                         ---------------------
BankAmerica Business Credit, Inc.                    35.2%
General Electric Capital Corporation                 17.2
Congress Financial Corporation                       22.5
Sanwa Business Credit Corporation                     7.5
Chemical Bank                                         6.3
Transamerica Business Credit Corporation              6.3
LaSalle Business Credit, Inc.                         2.5
Shawmut Bank Connecticut, N.A.                        2.5
                                                   ------
                                                     100%


SCHEDULE 2.6(e)
- - ---------------------




            The ratio, as of the date
            of the applicable financial
            statements, of (i) the sum of          The ratio, as of the
            EBITDA plus the aggregate              date of the applicable
            amount of Rentals of Ames              financial statements,
            and its Subsidiaries on a              of (i) EBITDA to
            consolidated basis to (ii) the         (ii) the sum of
            sum of Interest Expense of             Interest Expense of Ames
            Ames plus Rentals of Ames              plus Capital Expenditures     Applicable
            and its Subsidiaries on a              of Ames and its Subsidiaries  Margin for
            consolidated basis, in each            on a consolidated basis, in   Tranche A   Applicable
            case for the Fiscal Year               each case for the Fiscal      Reference   Margin for  Aggregate annual fees of
            ending on such date,                   Year ending on such date,     Rate        LIBOR       the Administrative Agent
            equals or exceeds                      equals or exceeds             Loans       Loans       under Section 4.7 hereof
            ------------------------------------   ---------------------------   ---------   ---------   ---------------------------
Level 1                 0 to 1                                 0 to 1            2%          3-3/4%               $500,000
Level 2              1.25 to 1                              1.10 to 1            1-3/4%      3-1/2%               $375,000
Level 3              1.50 to 1                              1.25 to 1            1-1/2%      3-1/4%               $250,000
Level 4              1.75 to 1                              1.50 to 1            1-1/4%      3%                   $250,000
Level 5              2.00 to 1                              1.75 to 1            1%          2-3/4%               $250,000





SCHEDULE 4.1(B)
- - ---------------





     INVENTORY LEVERAGE RATIO. The ratio of (i) the aggregate amount of accounts payable of Ames and its Subsidiaries on a consolidated basis to (ii) the aggregate amount of Inventory of the Borrowers on a combined basis shall not, as of the last day of each fiscal quarter of each Fiscal Year set forth below, be less than the ratio set forth below opposite such day:


   FISCAL QUARTER ENDING
   ON OR ABOUT                          RATIO
   ---------------------                -----

   July 31, 1994                        0.128:1
   October 31, 1994                     0.216:1
   January 31, 1995                     0.179:1

   April 30, 1995                       0.119:1
   July 31, 1995                        0.140:1
   October 31, 1995                     0.238:1
   January 31, 1996                     0.193:1

   April 30, 1996                       0.141:1
   July 31, 1996                        0.169:1
   October 31, 1996                     0.276:1
   January 31, 1997                     0.229:1

     The following schedules and exhibits to the New Facility have been omitted:

     Schedule 1.1(a)       -  Existing Debt
     Schedule 1.1(b)       -  Reinstated Debt
     Schedule 1.1(c)       -  Landlord Lien States
     Schedule 5.3          -  Excluded Collateral
     Schedule 5.4          -  Mortgaged Real Property
     Schedule 6.12         -  Unblocked Accounts
     Schedule 9.3          -  Insurance
     Schedule 10.2         -  Existing Liens
     Schedule 10.3         -  Indebtedness
     Schedule 12.1         -  Capitalization and Subsidiaries
     Schedule 12.4         -  Litigation
     Schedule 12.5         -  Real Property
     Schedule 12.5(b)      -  Defective Properties
     Schedule 12.8         -  Taxes
     Schedule 12.13        -  ERISA
     Schedule 12.15        -  Environmental Matters
     Schedule 12.18        -  Bank Accounts
     Schedule 12.19        -  Collective Bargaining Agreements
     Schedule 12.20        -  Other Ventures
     Schedule 12.22        -  Material Contracts
     Schedule 13.2(c)(ii)  -  Assets Held For Sale

     Exhibit 2.3(a)        -  Form of Note
     Exhibit 2.4(a)        -  Form of Borrower's Certificate
     Exhibit 2.4(e)        -  Form of Settlement Report
     Exhibit 5.1(a)-1      -  Form of Pledge Agreement
                                (Capital Stock)
     Exhibit 5.1(a)-2      -  Form of Pledge Agreement
                                (Partnership Interests)
     Exhibit 5.1 (b)       -  Form of Note Pledge Agreement
     Exhibit 5.2           -  Form of Trademark, Patent and
                                Copyright Security Agreement
     Exhibit 5.3(a)        -  Form of Security Agreement
     Exhibit 5.8           -  Form of Guaranty
     Exhibit 6.10(a)       -  Form of Intercompany Note
     Exhibit 6.10(b)       -  Form of Subordinated Intercompany Note
     Exhibit 6.10(c)       -  Form of Intercompany Security Agreement
     Exhibit 6.19          -  Form of Solvency Certificate
     Exhibit 6.22(i)       -  Form of Amendment to
                                Management Agreement
     Exhibit 6.22(ii)      -  Form of Intercompany
                                Subordination Agreement
     Exhibit 6.22(iii)     -  Form of Bill of Sale
     Exhibit 6.23          -  Form of Accountants Letter
     Exhibit 9.1(k)        -  Form of Borrowing Base Certificate
     Exhibit 10.1          -  Form of Settlement Agreement
     Exhibit 12.6(b)       -  Projections